Exhibit 2.2

Paul S. Aronzon (pro hac vice pending)

Haig M. Maghakian (pro hac vice pending)

MILBANK, TWEED, HADLEY & MCCLOY LLP

601 S. Figueroa St., 30th Floor
Los Angeles, CA 90017

(213) 892-4000

- and – Tyson M. Lomazow Matthew Brod
MILBANK, TWEED, HADLEY & MCCLOY LLP
One Chase Manhattan Plaza
New York, NY 10005
(212) 530-5000

Proposed Counsel to Debtor and Debtor in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
EAGLE BULK SHIPPING INC.	)	Case No. 14- ( )
)
Debtor.	)
)
)

DEBTOR’S PREPACKAGED PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE SOLICITATION MATERIALS ACCOMPANYING THIS PREPACKAGED PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE COURT. FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASE, THE DEBTOR EXPECTS TO PROMPTLY SEEK ENTRY OF AN ORDER SCHEDULING A COMBINED HEARING ON THE ADEQUACY OF THE DISCLOSURE STATEMENT AND SOLICITATION PROCEDURES AND CONFIRMATION OF THE PLAN.

Dated:	August 6, 2014 New York, New York

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C.	Powers of Officers.	27
D.	New CEO Employment Agreement, Existing Benefits Agreements, and Retiree Benefits.	27
E.	Management Incentive Program.	27
F.	Indemnification of Directors, Officers, and Employees.	28

ARTICLE VI. CONFIRMATION OF THE PLAN		28

A.	Conditions to Confirmation.	28
B.	Waiver of Conditions Precedent to Confirmation.	29
C.	Discharge of the Debtor.	29
D.	Injunction.	29
E.	Preservation of Causes of Action.	31
F.	Votes Solicited in Good Faith.	32
G.	Prepetition Credit Facility Agent and Consenting Lenders’ Fees and Expenses.	32
H.	Cancellation of Certain Indebtedness, Agreements, and Existing Securities.	32
I.	Claims Incurred After the Effective Date.	33
J.	Releases, Exculpations, and Injunctions of Released Parties.	33
K.	Preservation of Insurance.	36

ARTICLE VII. DISTRIBUTIONS UNDER THE PLAN		36

A.	Procedures for Treating Disputed Claims.	36
B.	Allowed Claims and Equity Interests.	37
C.	Allocation of Consideration.	39
D.	Estimation.	40
E.	Insured Claims.	40

ARTICLE VIII. RETENTION OF JURISDICTION		40

ARTICLE IX. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		42

A.	Assumption of Executory Contracts and Unexpired Leases.	42
B.	Cure Claims.	43
C.	Reservation of Rights.	44
D.	Rejection of Executory Contracts and Unexpired Leases.	44
E.	Assignment.	45
F.	Insurance Policies.	45
G.	Post-Petition Contracts and Leases.	45

ARTICLE X. EFFECTIVENESS OF THE PLAN		45

A.	Conditions Precedent to Effectiveness.	45
B.	Waiver of Conditions Precedent to Effectiveness.	46
C.	Effect of Failure of Conditions.	46

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D.	Vacatur of Confirmation Order.	46
E.	Modification of the Plan.	47
F.	Revocation, Withdrawal, or Non-Consummation.	47

ARTICLE XI. MISCELLANEOUS PROVISIONS		47

A.	Immediate Binding Effect.	47
B.	Governing Law.	48
C.	Filing or Execution of Additional Documents.	48
D.	Term of Injunctions or Stays.	48
E.	Withholding and Reporting Requirements.	48
F.	Exemption From Transfer Taxes.	48
G.	Plan Supplement.	49
H.	Notices.	49
I.	Conflicts.	50

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INTRODUCTION

Eagle Bulk Shipping Inc. proposes the following prepackaged plan of reorganization under section 1121(a) of chapter 11 of title 11 of the United States Code.

Claims against, and Equity Interests in, the Debtor will be treated as set forth herein. Reference is made to the Disclosure Statement accompanying the Plan, including the exhibits thereto, for a discussion of the Debtor’s history, business, results of operations, and projections for future operations and risk factors, together with a summary and analysis of the Plan.

THIS PLAN SHOULD BE CONSIDERED ONLY IN CONJUNCTION WITH THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED HEREWITH. THE DISCLOSURE STATEMENT IS INTENDED TO PROVIDE YOU WITH INFORMATION YOU NEED TO MAKE AN INFORMED JUDGMENT WHETHER TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.
DEFINITIONS AND CONSTRUCTION OF TERMS

A.	Definitions.

Unless otherwise defined herein, the following terms shall have the respective meanings set forth below:

1.     Accrued Professional Compensation: means, at any given time, and regardless of whether such amounts are billed or unbilled, all accrued, contingent, and/or unpaid fees and expenses (including success fees) for legal, financial advisory, accounting, and other services, and reimbursement of expenses by any Professional that the Court has not, as of the Effective Date, denied by Final Order (i) all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been filed for any such amount) and (ii) after applying the remaining balance of any retainer that has been provided by the Debtor to such Professional; provided, however, that Accrued Professional Compensation shall not include fees and expenses that are reasonably incurred by the Prepetition Credit Facility Agent or the DIP Agent or that are awardable and allowable under section 503 of the Bankruptcy Code. To the extent the Court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

2.     Administrative Claim: means any right to payment constituting a cost or expense of administration of the Chapter 11 Case of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, but not limited to, (i) any actual and necessary costs and expenses of preserving the Estate, (ii) any actual and necessary costs and expenses of operating the Debtor’s business, (iii) any indebtedness or obligations assumed by the Debtor in connection with the conduct of its businesses, (iv) all compensation and reimbursement of expenses of Professionals to the extent awarded by the Court under sections 330, 331 or 503 of the Bankruptcy Code, (v) any fees or charges assessed against the Estate under section 1930 of title 28 of the United States Code, and (vi) any Claim for goods delivered to the Debtor within twenty (20) days of the Petition Date and entitled to administrative priority pursuant to section 503(b)(9) of the Bankruptcy Code.

3.     Allowed: means, (i) with respect to any Claim, (a) following the Claims Objection Deadline, any Claim as to which no objection or request for estimation has been filed prior to the Claims Objection Deadline, (b) a Claim that has been expressly allowed by Final Order, (c) a Claim as to which the Debtor or the Reorganized Debtor agree to the amount and/or priority thereof in writing, (d) a Claim that is expressly allowed pursuant to the terms of this Plan, or (e) a Claim that is listed in the Schedules (to the extent the Debtor files Schedules in the Chapter 11 Case) as liquidated, non-contingent, and undisputed and (ii) with respect to any Equity Interest, such Equity Interest is reflected as outstanding in the stock transfer ledger or similar register of the Debtor on the Record Date and is not subject to any objection or challenge. If a Claim or Equity Interest is Allowed only in part, any provisions hereunder with respect to Allowed Claims or Allowed Equity Interests are applicable solely to the Allowed portion of such Claim or Equity Interest.

4.     Amended Lender Warrants: means the warrants issued in respect of Exercise Commencement Date B and Exercise Commencement Date C (each, as denoted on Schedule 1 to the Warrant Agreement), as amended pursuant to the Warrant Agreement Amendment.

5.     Ballots: means each of the ballots distributed with the Disclosure Statement to each holder of an Impaired Claim that is entitled to vote to accept or reject the Plan.

6.     Bankruptcy Code: means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect with respect to the Chapter 11 Case.

7.     Bankruptcy Rules: means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and local rules of the Court, as the context may require, as in effect with respect to the Chapter 11 Case.

8.     Bar Date: means the date or dates established by Order of the Court, by which holders of Claims subordinated pursuant to section 510(b) of the Bankruptcy Code must file proofs of Claim.

9.     Bar Date Order: means the order of the Court establishing the Bar Date.

10.     Business Day: means any day on which commercial banks are open for business, and not authorized to close, in New York, New York, except any day designated as a legal holiday by Bankruptcy Rule 9006(a).

11.     Cash: means legal tender of the United States of America.

12.     Causes of Action: means any and all claims, causes of actions, cross-claims, counterclaims, third-party claims, indemnity claims, reimbursement claims, contribution claims, defenses, demands, rights, actions, debts, damages, judgments, remedies, Liens, indemnities, guarantees, suits, obligations, liabilities, accounts, offsets, recoupments, powers, privileges, licenses, and franchises of any kind or character whatsoever, known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, whether arising before, on, or after the Petition Date, including through the Effective Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, the term “Causes of Action” shall include: (i) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law or in equity; (ii) the right to object to Claims; (iii) all claims pursuant to sections 362, 510, 542, 543, 544 through 550, 552 or 553 of the Bankruptcy Code; (iv) all claims and defenses, including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (v) any state law fraudulent transfer claims.

13.     Chapter 11 Case: means the chapter 11 case commenced by the Debtor.

14.     Claim: means a “claim” against the Debtor, as such term is defined in section 101(5) of the Bankruptcy Code.

15.     Claims Objection Deadline: means the first Business Day that is the later of (i) one-hundred eighty (180) days after the Effective Date, (ii) ninety (90) days from the date by which a holder of a Claim is required to file a proof of Claim pursuant to an order of the Court, or (iii) such other later date the Court may establish upon a motion by the Debtor or the Reorganized Debtor, which motion may be approved without a hearing and without notice to any party.

16.     Class: means a group of Claims or Equity Interests classified under the Plan.

17.     Collateral: means any property, or interest in property, of the Estate subject to a Lien to secure the payment or performance of a Claim, which Lien has not been avoided or is not subject to avoidance under the Bankruptcy Code or is otherwise invalid under the Bankruptcy Code or applicable law.

18.     Combined Notice: has the meaning ascribed to such term in the Solicitation Procedures Motion.

19.     Confirmation: means the entry of the Confirmation Order on the docket of the Chapter 11 Case.

20.     Confirmation Date: means the date of Confirmation.

21.     Confirmation Hearing: means the hearing held by the Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Court will consider confirmation of the Plan.

22.     Confirmation Order: means the order entered by the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

23.     Consenting Lenders: has the meaning ascribed to such term in the Restructuring Support Agreement.

24.     Court: means (i) the United States Bankruptcy Court for the Southern District of New York, (ii) to the extent there is no reference pursuant to section 157 of title 28 of the United States Code, the United States District Court for the Southern District of New York, and (iii) any other court having jurisdiction over the Chapter 11 Case or proceedings arising therein.

25.     Cure Claim: means a Claim in an amount equal to all unpaid monetary obligations under an Executory Contract or Unexpired Lease assumed by the Debtor pursuant to section 365 of the Bankruptcy Code, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law. Any Cure Claim to which the holder thereof disagrees with the priority and/or amount thereof as determined by the Debtor shall be deemed a Disputed Claim under this Plan.

26.     Debtor: means EBS.

27.     Delphin Management Agreement: means that certain Management Agreement, dated as of August 4, 2009, by and between Delphin Shipping LLC and EBS.

28.     DIP Agent: means Wilmington Trust (London) Limited, or its duly appointed successor, in its capacity as agent and security trustee under the DIP Facility.

29.     DIP Claims: means all Claims arising under, or related to, the DIP Facility.

30.     DIP Credit Agreement: means that certain Superpriority Debtor-in-Possession Credit Agreement, by and among the Debtor, as borrower, the DIP Guarantors, and the DIP Lenders, approved by the DIP Orders.

31.     DIP Facility: means the debtor-in-possession financing facility approved by the DIP Orders and established pursuant to the DIP Credit Agreement.

32.     DIP Guarantors: means the guarantors party to the DIP Credit Agreement.

33.     DIP Lenders: means the lenders party to the DIP Credit Agreement.

34.     DIP Orders: means the Interim DIP Order and the Final DIP Order.

35.     Disclosure Statement: means the Disclosure Statement for Debtor’s Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, in furtherance of this Plan.

36.     Disputed: means, with respect to any Claim or Equity Interest, other than a Claim or Equity Interest that has been Allowed pursuant to the Plan or a Final Order, a Claim or Equity Interest (i) that is listed in the Schedules (to the extent the Debtor files Schedules in the Chapter 11 Case) as unliquidated, contingent, or disputed, and as to which no request for payment or proof of Claim or Equity Interest has been filed, (ii) as to which a proper and timely request for payment or proof of Claim or Equity Interest has been filed, but with respect to which an objection or request for estimation has been filed and has not been withdrawn or determined by a Final Order, (iii) as to which a request for payment was required to be filed but as to which a request for payment was not properly filed, (iv) that is disputed in accordance with the provisions of the Plan, or (v) that is otherwise disputed by the Debtor or the Reorganized Debtor upon notice to the holder of such Claim or Equity Interest.

37.     DTC: means the Depository Trust Company.

38.     Eagle: means EBS and the Non-Debtor Subsidiaries.

39.     EBS: means Eagle Bulk Shipping Inc.

40.     Effective Date: means the date which is the first Business Day selected by the Debtor, in consultation with the Majority Consenting Lenders, on which (a) all of the conditions to the occurrence of the Effective Date specified in Article X.A have been satisfied or waived in accordance with Article X.B and (b) no stay of the Confirmation Order is in effect, provided that if the first Business Day is a designated legal holiday in the United States or the United Kingdom, then the Effective Date will be the next Business Day in the United States and the United Kingdom.

41.     Entity: means an “entity” as such term is defined in section 101(15) of the Bankruptcy Code.

42.     Equity Interest: means any “equity security” (as such term is defined in section 101(16) of the Bankruptcy Code) in the Debtor, including any issued or unissued share of common stock, preferred stock, or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire any such interest in the Debtor that existed immediately prior to the Effective Date, and any Claim against the Debtor subordinated pursuant to section 510(b) of the Bankruptcy Code.

43.     Estate: means the estate of the Debtor created in the Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

44.     Exchange Act: means the Securities Exchange Act of 1934, as amended.

45.     Executory Contract: means a contract to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

46.     Existing Benefits Agreement: means all employment, retirement, severance, indemnification, and similar or related agreements, arrangements, and policies with the members of Eagle’s management team or directors as of the Petition Date.

47.     Existing Management Incentive Programs: means all contracts, agreements, policies, programs, and plans for incentive compensation for the officers and employees of Eagle who served in such capacity at any time, in each case as in effect immediately prior to the Effective Date.

48.     Exit Facility Amount: means the amount of the indebtedness incurred, as of the Effective Date, under the Exit Financing Facility.

49.     Exit Financing Facility: means the new credit facility entered into by the Reorganized Debtor on the terms set forth in the Exit Financing Facility Credit Agreement, which credit facility is anticipated to be in an amount of $275 million (inclusive of a $50 million revolving credit facility).

50.     Exit Financing Facility Credit Agreement: means the credit agreement, to be effective as of the Effective Date, that will govern the Exit Financing Facility.

51.     Fee Claim: means a Claim for Accrued Professional Compensation.

52.     Fee Claims Escrow Account: means the account established on the Effective Date pursuant to Article IV.H.

53.     Final DIP Order: means the order of the Court authorizing, among other things, on a final basis, the Debtor to enter into the DIP Facility and incur postpetition obligations thereunder and use cash collateral.

54.     Final Order: means an order or judgment of the Court which has not been modified, amended, reversed, vacated, or stayed, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

55.     Former Prepetition Credit Facility Agent: means The Royal Bank of Scotland plc, in its capacity as former agent and former security trustee under the Prepetition Credit Agreement.

56.     General Unsecured Claim: means any Claim that is not Secured or entitled to priority under the Bankruptcy Code or an order of the Court, including any Claim arising from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.

57.     Governmental Unit: has the meaning set forth in section 101(27) of the Bankruptcy Code.

58.     Guarantee: means each guarantee of the Prepetition Credit Facility Claims, including, but not limited to, the guarantees, indemnities, and other credit support provided by any of the Non-Debtor Subsidiaries pursuant to the Prepetition Finance Documents.

59.     Guarantee Claim: means a “claim,” as such term is defined in section 101(5) of the Bankruptcy Code, arising from each Guarantee.

60.     Impaired: means, when used with respect to Claims or Equity Interests, Claims or Equity Interests that are “impaired” within the meaning of section 1124 of the Bankruptcy Code.

61.     Insured Claim: means any Claim or portion of a Claim that is, or may be, insured under any of the Debtor’s insurance policies.

62.     Intercompany Claims: means any Claim held by a Non-Debtor Subsidiary against the Debtor.

63.     Interim DIP Order: means the order of the Court authorizing, among other things, on an interim basis, the Debtor to enter into the DIP Facility and incur postpetition obligations thereunder and use cash collateral.

64.     Lien: has the meaning set forth in section 101(37) of the Bankruptcy Code and includes, but is not limited to, any Lien, mortgage, deed of trust, pledge, security interest, or other encumbrance granted by the Non-Debtor Subsidiaries pursuant to any of the Prepetition Finance Documents.

65.     Majority Consenting Lenders: has the meaning ascribed to such term in the Restructuring Support Agreement.

66.     Management Incentive Program: means the equity-based management incentive program described in Article V.E to be implemented by the Reorganized Debtor, which shall be included in the Plan Supplement.

67.     New Board: means the board of directors of the Reorganized Debtor to be constituted as of the Effective Date pursuant to Article V.B, whose identity shall be disclosed in the Plan Supplement.

68.     New CEO Employment Agreement: means the employment agreement between the Reorganized Debtor, Eagle Shipping International (USA) LLC, and Sophocles Zoullas, as Chief Executive Officer of the Reorganized Debtor, the form of which shall be included as an exhibit to the Plan Supplement and in accordance with Article V.D.

69.     New Eagle By-Laws: means the amended and restated by-laws of the Reorganized Debtor, the form of which shall be included in the Plan Supplement.

70.     New Eagle Charter: means the amended and restated articles of incorporation of the Reorganized Debtor, the form of which shall be included in the Plan Supplement.

71.     New Eagle Common Stock: means the shares of common stock of the Reorganized Debtor authorized pursuant to the Plan and the New Eagle Charter and issued pursuant to the Plan and the Management Incentive Plan (including, without limitation, the shares issuable upon the exercise of the New Eagle Equity Warrants and the New Eagle MIP Options).

72.     New Eagle Equity Warrants: means the warrants to purchase shares of New Eagle Common Stock, representing an aggregate total of 7.5% of the total number of shares of New Eagle Common Stock issuable pursuant to the Plan (subject to dilution from the New Eagle MIP Primary Equity, the New Eagle MIP Reserved Equity, and the New Eagle MIP Options), exercisable at any time for a period of seven (7) years from the Effective Date, at a strike price per share equal to the amount derived by dividing (a) (1) the principal amount of the outstanding Term Loans and PIK Loans (each, as defined in the Prepetition Credit Agreement), immediately prior to the Effective Date, plus (2) any accrued but unpaid interest under the Prepetition Credit Agreement immediately prior to the Effective Date, minus (3) the Prepetition Credit Facility Cash Distribution by (b) the aggregate number of shares issued under the Plan pursuant to the Prepetition Credit Facility Equity Distribution and the Shareholder Equity Distribution, which warrants will be issued by the Reorganized Debtor pursuant to the terms of the New Eagle Equity Warrant Agreement.

73.     New Eagle Equity Warrant Agreement: means the warrant agreement that will govern the terms of the New Eagle Equity Warrants, the form of which shall be included in the Plan Supplement.

74.     New Eagle MIP Option Agreements: means the option agreements that will govern the terms of the New Eagle MIP Options, the forms of which shall be included as an exhibit to the Plan Supplement.

75.     New Eagle MIP Options: means the following two tiers of options, which will be issued by the Reorganized Debtor to senior management and certain other employees of the Reorganized Debtor or the Non-Debtor Subsidiaries, and will generally vest over four (4) years through annual installments, each in an amount equal to 25% of such options, in accordance with the terms of the Management Incentive Program:  (i) seven (7) year stock options to acquire shares representing 2.5% of the total number of shares of New Eagle Common Stock, on a fully diluted basis, based on a total implied equity value for the Reorganized Debtor equal to the Plan Enterprise Value minus the Exit Facility Amount; and (ii) seven (7) year stock options to acquire shares representing 3.0% of the total number of shares of New Eagle Common Stock, on a fully diluted basis, based on a total implied equity value equal to (x) 130.2% times the Plan Enterprise Value minus (y) the Exit Facility Amount.

76.     New Eagle MIP Primary Equity: means a number of shares of New Eagle Common Stock equal to 2.0% of the total number of shares of New Eagle Common Stock, on a fully diluted basis, which will be issued by the Reorganized Debtor to senior management and certain other employees of the Reorganized Debtor or the Non-Debtor Subsidiaries, and will generally vest over four (4) years through annual installments, each in an amount equal to 25% of such shares, in accordance with the terms of the Management Incentive Program.

77.     New Eagle MIP Primary Equity Agreements: means the restricted stock agreements that will govern the terms of the New Eagle MIP Primary Equity, the forms of which shall be included as an exhibit to the Plan Supplement.

78.     New Eagle MIP Reserved Equity: means a number of shares of New Eagle Common Stock equal to 2.5% of the total number of shares of New Eagle Common Stock, on a fully diluted basis, subject to upward adjustment as may be agreed by the Debtor and the Majority Consenting Lenders prior to the Effective Date, which will be reserved for future issuances by the Reorganized Debtor to senior management and certain other employees of the Reorganized Debtor at the direction of the New Board.

79.     Non-Debtor Subsidiaries: means, collectively: Agali Shipping S.A.; Anemi Maritime Services S.A.; Avocet Shipping LLC; Bittern Shipping LLC; Canary Shipping LLC; Cardinal Shipping LLC; Condor Shipping LLC; Crane Shipping LLC; Crested Eagle Shipping LLC; Crowned Eagle Shipping LLC; Eagle Bulk (Delaware) LLC; Eagle Bulk Pte. Ltd.; Eagle Management Consultancy Pte. Ltd.; Eagle Management Consultants LLC; Eagle Ship Management LLC; Eagle Shipping International (USA) LLC; Egret Shipping LLC; Falcon Shipping LLC; Gannet Shipping LLC; Golden Eagle Shipping LLC; Goldeneye Shipping LLC; Grebe Shipping LLC; Griffon Shipping LLC; Harrier Shipping LLC; Hawk Shipping LLC; Heron Shipping LLC; Ibis Shipping LLC; Imperial Eagle Shipping LLC; Jaeger Shipping LLC; Jay Shipping LLC; Kampia Shipping S.A.; Kestrel Shipping LLC; Kingfisher Shipping LLC; Kite Shipping LLC; Kittiwake Shipping LLC; Marmaro Shipping S.A.; Martin Shipping LLC; Merlin Shipping LLC; Mesta Shipping S.A.; Mylos Shipping S.A.; Nagos Shipping S.A.; Nighthawk Shipping LLC; Oriole Shipping LLC; Osprey Shipping LLC; Owl Shipping LLC; Peregrine Shipping LLC; Petrel Shipping LLC; Puffin Shipping LLC; Rahi Shipping S.A.; Redwing Shipping LLC; Roadrunner Shipping LLC; Sandpiper Shipping LLC; Shrike Shipping LLC; Sirikari Shipping S.A.; Skua Shipping LLC; Sparrow Shipping LLC; Spilia Shipping S.A.; Stellar Eagle Shipping LLC; Tern Shipping LLC; Thrasher Shipping LLC; Thrush Shipping LLC; Woodstar Shipping LLC; Wren Shipping LLC.

80.     Other Priority Claim: means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than (i) an Administrative Claim, or (ii) a Priority Tax Claim.

81.     Other Secured Claim: means any Claim that is Secured, other than a Prepetition Credit Facility Claim or a DIP Claim.

82.     Outstanding Trade Obligations: means up to $12 million in unsecured obligations of Eagle (whether a direct obligation of the Debtor or a Non-Debtor Subsidiary) outstanding on the Effective Date, which, subject to the consent of the Majority Consenting Lenders, shall be paid from the proceeds of the Exit Financing Facility.

83.     Person: means any individual, corporation, partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, Governmental Unit or any political subdivision thereof, or any other Entity.

84.     Petition Date: means the date on which the Debtor commenced the Chapter 11 Case.

85.     Plan: means this Debtor’s Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, together with all addenda, exhibits, schedules, or other attachments, if any, including the Plan Supplement, each of which is incorporated herein by reference, and as may be amended, modified, or supplemented from time to time in accordance with the terms herein and in the Restructuring Support Agreement, as applicable.

86.     Plan Enterprise Value: means $900 million.

87.     Plan Scheduling Motion: means the motion filed by the Debtor, substantially contemporaneously with the filing of the Chapter 11 Case, seeking entry of an order scheduling an objection deadline and combined hearing on the Debtor’s Disclosure Statement and Plan Confirmation, (b) approving the form and notice of the Confirmation Hearing, (c) establishing procedures for objections to the Disclosure Statement and the Plan, (d) approving Solicitation Procedures, and (e) granting related relief.

88.     Plan Scheduling Order: means the order granting the Plan Scheduling Motion.

89.     Plan Supplement: means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be filed with the Court on notice to parties-in-interest, including, but not limited to, the following, each of which must be in form and substance reasonably satisfactory to the Majority Consenting Lenders: (i) the Rejection Schedule; (ii) the New Eagle Charter; (iii) the New Eagle By-Laws; (iv) the New Eagle MIP Option Agreements; (v) the New Eagle MIP Primary Equity Agreements; (vi) the New Eagle Equity Warrant Agreement; (vii) the identity and affiliations of the officers and members of the New Board of the Reorganized Debtor; (viii) a list of retained Causes of Action; (ix) the Management Incentive Program; (x) the New CEO Employment Agreement; (xi) the Registration Rights Agreement; (xii) the Exit Financing Facility documents; and (xiii) the Delphin Management Agreement, as amended. The Debtor shall file forms of the materials comprising the Plan Supplement no later than the Plan Supplement Filing Date.

90.     Plan Supplement Filing Date: means the date that is five (5) Business Days before the deadline to object to the confirmation of the Plan.

91.     Prepetition Credit Agreement: means the Fourth Amended and Restated Credit Agreement, dated as of June 20, 2012 (as amended, modified, or supplemented from time to time), by and among EBS, as borrower, the Prepetition Credit Facility Lenders, the Non-Debtor Subsidiaries, as guarantors, and the Prepetition Credit Facility Agent.

92.     Prepetition Credit Facility: means the credit facility under the Prepetition Credit Agreement.

93.     Prepetition Credit Facility Agent: means Wilmington Trust (London) Limited, as successor agent and successor security trustee under the Prepetition Credit Agreement.

94.     Prepetition Credit Facility Cash Distribution: means a Cash distribution to the Prepetition Credit Facility Lenders in an amount up to the Exit Facility Amount, less (i) the DIP Claims, (ii) the amount of the Outstanding Trade Obligations, (iii) the Shareholder Cash Distribution, (iv) the proceeds necessary to pay the Restructuring Expenses, and (v) such amount as necessary to provide Eagle with $72.5 million in total liquidity (inclusive of any minimum liquidity requirements under the Exit Financing Facility) upon the Effective Date (including cash and unfunded revolver commitments).

95.     Prepetition Credit Facility Claims: means the Claims evidenced by, derived from, based upon, relating to, or arising from, the Prepetition Credit Facility.

96.     Prepetition Credit Facility Equity Distribution: means a number of shares of New Eagle Common Stock equal to 99.5% of the total number of shares of New Eagle Common Stock issued and outstanding on the Effective Date. The Prepetition Credit Facility Equity Distribution shall be subject to dilution from the New Eagle Equity Warrants, the New Eagle MIP Primary Equity, the New Eagle MIP Reserved Equity, and the New Eagle MIP Options.

97.     Prepetition Credit Facility Lenders: means the lenders under the Prepetition Credit Agreement.

98.     Prepetition Finance Documents: means the “Finance Documents” (as such term is defined in the Prepetition Credit Agreement), including all agreements, instruments, and documents governing the Guarantees.

99.     Priority Tax Claim: means any Claim that is entitled to priority in right of payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

100.     Professional: means any professional employed or retained in the Chapter 11 Case pursuant to sections 327 or 328 of the Bankruptcy Code.

101.     Pro Rata: means, with respect to any Claim, the proportion that the amount of such Claim bears to the aggregate amount of all Claims (including Disputed Claims) in the applicable Class or group of Classes, unless the Plan provides otherwise.

102.     Record Date: means, for purposes of making distributions under the Plan, the Confirmation Date.

103.     Registration Rights Agreement: means the Registration Rights Agreement among the Reorganized Debtor and the Registration Rights Parties, having the terms set forth in Article IV.E.2, the form of which shall be included in the Plan Supplement.

104.     Registration Rights Parties: means any recipient of shares of New Eagle Common Stock that (together with its affiliates and related funds) receives 10% or more of the New Eagle Common Stock under the Plan or who otherwise reasonably believes that it, together with its affiliated funds, may be an “affiliate” of the Reorganized Debtor, who executes the Registration Rights Agreement.

105.     Registration Statement: means a registration statement on Form S-1 for the registration of the sale on a delayed or continuous basis of the New Eagle Common Stock received by the Registration Rights Parties under the Plan and requested to be included therein by the Registration Rights Parties.

106.     Reinstated: means, with respect to a Claim, (a) in accordance with section 1124(1) of the Bankruptcy Code, being treated such that the legal, equitable, and contractual rights to which such Claim entitles its holder are left unaltered, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) having all prepetition and postpetition defaults with respect thereto other than defaults relating to the insolvency or financial condition of the Debtor or its status as debtor under the Bankruptcy Code cured, (ii) having its maturity date reinstated, (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim’s acceleration, and (iv) not otherwise altering the legal, equitable and contractual rights to which the Claim entitles the holder thereof.

107.     Rejection Damage Claims: means Claims for damages arising from the rejection of Executory Contracts or Unexpired Leases. Unless otherwise agreed to in writing by the Debtor, all Rejection Damage Claims shall be deemed Disputed Claims.

108.     Rejection Notice: means a notice of an Executory Contract or Unexpired Lease to be rejected under the Plan pursuant to section 365 of the Bankruptcy Code which notice shall include (i) the procedures for objection to proposed rejection of Executory Contracts and Unexpired Leases, (ii) the procedures for filing Rejection Damage Claims, and (iii) procedures for resolution by the Court of any related disputes.

109.     Rejection Schedule: means the schedule of Executory Contracts and Unexpired Leases to be rejected pursuant to the Plan and the effective date of such rejection, which shall be included in the Plan Supplement.

110.     Released Parties: means each of: (a) the Debtor and Reorganized Debtor; (b) the Non-Debtor Subsidiaries; (c) the Prepetition Credit Facility Agent; (d) the Consenting Lenders; (e) the DIP Agent and the DIP Lenders; and (f) with respect to each of the foregoing Entities in clauses (a) through (e), such Entity’s predecessors, Professionals, successors and assigns, affiliates, subsidiaries, funds, portfolio companies, management companies, and each of their respective current and former (to the extent employed or serving at any time during the Chapter 11 Case) directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (each solely in their capacity as such).

111.     Releasing Parties: means each of:  (a) the Prepetition Credit Facility Agent; (b) the Former Prepetition Credit Facility Agent; (c) the DIP Agent and the DIP Lenders; (d) holders of Impaired Claims other than those who voted to reject the Plan and checked the opt out box on the Ballot, and returned it in accordance with the instructions set forth thereon, indicating that they opt not to grant the releases provided in the Plan, (e) the Consenting Lenders, (f) to the fullest extent permissible under applicable law (i) holders of Unimpaired Claims, and (ii) holders of Equity Interests other than those who have checked the opt out box on the Combined Notice, and returned it in accordance with the instructions set forth thereon, indicating that they opt not to grant the releases provided in the Plan, and (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entity’s predecessors, successors and assigns, affiliates, subsidiaries, funds, portfolio companies, management companies (but excluding any predecessors, portfolio companies, or management companies of any Consenting Lender), and each of their respective current and former shareholders, directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (each solely in their capacity as such).

112.     Reorganized Debtor: means the Debtor, or any successor thereto by merger, consolidation, or otherwise, on and after the Effective Date.

113.     Restructuring Expenses: the fees and expenses incurred in connection with the Chapter 11 Case, as well as the funding of obligations necessary to implement the Plan, including, but not limited to, any costs or reserves associated with the Exit Financing Facility, the fees due and owing to the U.S. Trustee and the fees and expenses of Professionals, the Prepetition Credit Facility Agent, the DIP Agent, and the Consenting Lenders.

114.     Restructuring Support Agreement: means the agreement, effective as of August 6, 2014, among Eagle and certain holders of the Prepetition Credit Facility Claims, as it may be amended, modified or supplemented by the parties thereto in accordance with the terms of such agreement.

115.     RSA Fee: has the meaning ascribed to such term in the Restructuring Support Agreement.

116.     Securities Act: means the Securities Act of 1933, as amended.

117.     Schedules: means, to the extent the Court has not waived the requirement to file the Schedules, the schedules of assets and liabilities, statements of financial affairs, and lists of holders of Claims and Equity Interests, filed with the Court by the Debtor, including any amendments or supplements thereto.

118.     Secured: means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) otherwise Allowed pursuant to the Plan as a Claim that is Secured.

119.     Shareholder Cash Distribution: means the aggregate amount of Cash payments, as determined by the Debtor in consultation with the Majority Consenting Lenders, that may be distributed to holders of Equity Interests who would otherwise be entitled to a distribution of less than one hundred (100) shares of New Eagle Common Stock under the Plan, pursuant to Article III.D.6.(b).

120.     Shareholder Equity Distribution: means shares of New Eagle Common Stock in an amount equal to 0.5% of the New Eagle Common Stock issued and outstanding on the Effective Date. The Shareholder Equity Distribution shall be subject to dilution from the New Eagle Equity Warrants, the New Eagle MIP Primary Equity, the New Eagle MIP Reserved Equity, and the New Eagle MIP Options.

121.     Solicitation Procedures: means the procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan.

122.     Solicitation Procedures Motion: has the meaning ascribed to such term in the Disclosure Statement.

123.     Subsidiary Equity Interests: means any “equity security” (as such term is defined in section 101(16) of the Bankruptcy Code) in the Non-Debtor Subsidiaries, including any issued or unissued share of common stock, preferred stock, or other instrument evidencing an ownership interest in the Non-Debtor Subsidiaries, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire any such interest in the Non-Debtor Subsidiaries that existed immediately prior to the Effective Date.

124.     Unexpired Lease: means a lease to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

125.     Unimpaired: means any Class of Claims or Equity Interests that is not Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code.

126.     U.S. Trustee: means the United States Trustee for the Southern District of New York.

127.     Voting Deadline: means August 12, 2014 at 5:00 p.m. (prevailing Eastern Time) or such other later date established by the Debtor or the Court, which is the deadline for submitting Ballots to either accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code.

128.     Voting Record Date: means July 31, 2014.

129.     Warrant Agreement: means that certain Warrant Agreement, dated as of June 20, 2012, among EBS and the financial institutions parties thereto, as amended.

130.     Warrant Agreement Amendment: means that certain Amendment No. 1 to Warrant Agreement, dated as of July 2, 2014, among EBS and the financial institutions parties thereto.

B.	Interpretation, Application of Definitions, and Rules of Construction.

Except as expressly provided herein, each capitalized term used in the Plan shall either have (i) the meaning ascribed to such term in Article I or (b) if such term is not defined in Article I, but such term is defined in the Bankruptcy Code or Bankruptcy Rules, the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be. Meanings of capitalized terms shall be equally applicable to both the singular and plural forms of such terms. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to the Plan as a whole (and, for the avoidance of doubt, the Plan Supplement) and not to any particular section or subsection in the Plan unless expressly provided otherwise. The words “includes” and “including” are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only, are not a part of this Plan, and shall not be used to interpret this Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan.

C.	Computation of Time.

Except as otherwise specifically provided in the Plan, in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II.
ADMINISTRATIVE CLAIMS, DIP CLAIMS, AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Fee Claims, and Priority Tax Claims, each as described below, have not been classified and thus are excluded from the classes of Claims and Equity Interests set forth in Article III.

A.	Administrative Claims (Other Than Fee Claims).

Each holder of an Allowed Administrative Claim (other than an Administrative Claim that is a Fee Claim or a DIP Claim) as of the Effective Date shall receive (i) Cash in an amount equal to the amount of such Allowed Administrative Claim as soon as practicable after the later of (a) the Effective Date, if such Administrative Claim is Allowed as of the Effective Date, (b) thirty (30) days after the date such Administrative Claim becomes an Allowed Administrative Claim, if such Administrative Claim is Disputed as of, or following, the Effective Date, or (c) the date such Allowed Administrative Claim becomes due and payable by its terms, or as soon thereafter as is practicable, or (ii) such other treatment as the Debtor and such holder shall have agreed in writing; provided, however, that Allowed Administrative Claims (other than Fee Claims and DIP Claims) that arise in the ordinary course of the Debtor’s business shall be paid in the ordinary course of business in accordance with the terms, and subject to the conditions, of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

B.	DIP Claims.

On the Effective Date, except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, each Allowed DIP Claim, each such Holder shall receive payment in full in Cash on the Effective Date.

C.	Fee Claims.

1.     Final Fee Applications.

All requests for compensation or reimbursement of Fee Claims shall be filed and served on the Reorganized Debtor, counsel to the Reorganized Debtor, the U.S. Trustee, counsel to the Prepetition Credit Facility Agent, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Court, no later than sixty (60) days after the Effective Date, unless otherwise agreed by the Debtor. Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims that do not file and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtor, Reorganized Debtor, or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claims must be filed and served on the Reorganized Debtor, counsel to the Reorganized Debtor, counsel to the Prepetition Credit Facility Agent, and the requesting party no later than thirty (30) days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Fee Claim).

2.     Post-Effective Date Fees and Expenses.

The Reorganized Debtor shall pay in Cash the reasonable legal, professional, or other fees and expenses incurred by the Debtor’s Professionals on and after the Effective Date, in the ordinary course of business, and without any further notice to or action, order, or approval of the Court. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and Professionals may be employed and paid in the ordinary course of business without any further notice to, or action, order, or approval of, the Court.

D.	Priority Tax Claims.

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, at the option of the Debtor, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Tax Claim, one of the following treatments: (i) payment in full in Cash as soon as practicable after the Effective Date in the amount of such Allowed Priority Tax Claim, plus statutory interest on any outstanding balance from the Effective Date, calculated at the prevailing rate under applicable nonbankruptcy law for each taxing authority and to the extent provided for by section 511 of the Bankruptcy Code, and in a manner not less favorable than the most favored nonpriority General Unsecured Claim provided for by the Plan (other than cash payments made to a class of creditors pursuant to section 1122(b) of the Bankruptcy Code); (ii) payment in full in Cash, payable in equal Cash installments made on a quarterly basis in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, over a period not to exceed five (5) years following the Petition Date, plus statutory interest on any outstanding balance from the Effective Date, calculated at the prevailing rate under applicable nonbankruptcy law for each taxing authority and to the extent provided for by section 511 of the Bankruptcy Code, and in a manner not less favorable than the most favored nonpriority General Unsecured Claim provided for by the Plan (other than cash payments made to a class of creditors pursuant to section 1122(b) of the Bankruptcy Code); or (iii) such other treatment as may be agreed upon by such holder and the Debtor or otherwise determined upon a Final Order of the Court.

E.	U.S. Trustee Fees.

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtor shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, the Reorganized Debtor shall be responsible for filing required post-confirmation reports and paying quarterly fees due to the U.S. Trustee for the Reorganized Debtor until the entry of a final decree in the Chapter 11 Case or until the Chapter 11 Case is converted or dismissed.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF
CLAIMS AND EQUITY INTERESTS

A.	Classification of Claims and Equity Interests.

Except for those Claims addressed in Article II, all Claims and Equity Interests are placed in the Classes set forth below. A Claim or Equity Interest is placed in a particular Class solely to the extent that the Claim or Equity Interest falls within the description of that Class, and the portion of a Claim or Equity Interest which does not fall within such description shall be classified in another Class or Classes to the extent that such portion falls within the description of such other Class or Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan solely to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled before the Effective Date.

B.	Record Date.

As of the close of business on the Record Date, the claims register (for Claims) and transfer ledger (for Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Claims or Equity Interests. The Reorganized Debtor shall have no obligation to, but may, in consultation with the Majority Consenting Lenders, recognize any transfer of any Claims or Equity Interests occurring after the Record Date. The Reorganized Debtor shall instead be entitled to recognize and deal for purposes under the Plan with only those record holders stated on the claims register (for Claims) and transfer ledgers (for Equity Interests) as of the close of business on the Record Date.

C.	Summary of Classification and Class Identification.

Below is a chart identifying Classes of Claims and Equity Interests, a description of whether each Class is Impaired, and each Class’s voting rights with respect to the Plan.

Class	Claim or Equity Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Prepetition Credit Facility Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Unimpaired	Deemed to Accept
5	Intercompany Claims	Unimpaired	Deemed to Accept
6	Equity Interests in EBS	Impaired	Deemed to Reject

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied, for the purposes of Confirmation, by acceptance of the Plan by an Impaired Class of Claims; provided, however, that in the event no holder of a Claim with respect to a specific voting Class timely submits a Ballot indicating acceptance or rejection of the Plan, such Class will be deemed to have accepted the Plan. The Debtor hereby requests that the Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Equity Interests. The Debtor reserves the right to modify the Plan in accordance with Article X.E hereof, including the right to withdraw the Plan at any time before the Effective Date.

D.	Treatment of Classified Claims and Equity Interests.

1.     Class 1 - Other Priority Claims.

(a)     Classification: Class 1 consists of Other Priority Claims.

(b)     Treatment: Except to the extent that a holder of an Allowed Other Priority Claim agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive payment in Cash in an amount equal to such Allowed Other Priority Claim as soon as practicable after the later of (i) the Effective Date and (ii) thirty (30) days after the date when such Other Priority Claim becomes an Allowed Other Priority Claim.

(c)     Voting: Class 1 is Unimpaired by the Plan, and each holder of a Class 1 Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Class 1 Other Priority Claims are not entitled to vote to accept or reject the Plan.

2.     Class 2 - Other Secured Claims.

(a)     Classification: Class 2 consists of Other Secured Claims.

(b)     Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees in writing to less favorable treatment, at the option of the Debtor, in full and final satisfaction, settlement, release and discharge of and in exchange for such Other Secured Claim, each holder of an Allowed Other Secured Claim shall: (i) have its Allowed Other Secured Claim Reinstated and rendered Unimpaired, (ii) receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim, if such interest is required to be paid pursuant to sections 506(b) and/or 1129(a)(9) of the Bankruptcy Code, as soon as practicable after the later of (a) the Effective Date, and (b) thirty (30) days after the date such Other Secured Claim becomes an Allowed Other Secured Claim, or (iii) receive the Collateral securing its Allowed Other Secured Claim as soon as practicable after the later of (a) the Effective Date and (b) thirty (30) days after the date such Other Secured Claim becomes an Allowed Other Secured Claim.

(c)     Voting: Class 2 is Unimpaired by the Plan, and each holder of a Class 2 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.     Class 3 – Prepetition Credit Facility Claims.

(a)     Classification: Class 3 consists of Prepetition Credit Facility Claims.

(b)     Allowance: Prepetition Credit Facility Claims shall be Allowed on the Effective Date for all purposes in an amount of no less than $1,188,847,632.09, plus accrued but unpaid interest through the Effective Date to the extent legally permissible, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

(c)     Treatment: Except to the extent that a holder of an Allowed Prepetition Credit Facility Claim agrees in writing to such other treatment, and the Debtor and the Majority Consenting Lenders, each in their sole discretion, agree in writing to such other treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, the Prepetition Credit Facility Claims, on or as soon as practicable after the Effective Date, each holder of an Allowed Prepetition Credit Facility Claim shall receive its Pro Rata share of: (i) the Prepetition Credit Facility Cash Distribution; and (ii) the Prepetition Credit Facility Equity Distribution. Each holder of an Allowed Prepetition Credit Facility Claim shall only receive one recovery in full and complete satisfaction of all Prepetition Credit Facility Claims and Guarantee Claims held by such claimant, which recovery is specified in this Article III.D.3(c).

(d)     Voting: Class 3 is Impaired. Therefore, holders of Class 3 Prepetition Credit Facility Claims are entitled to vote to accept or reject the Plan.

4.     Class 4 – General Unsecured Claims.

(a)     Classification: Class 4 consists of General Unsecured Claims.

(b)     Treatment: In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed General Unsecured Claim, on the Effective Date, each holder of an Allowed General Unsecured Claim shall, at the discretion of the Debtor, and only to the extent such holder’s Allowed General Unsecured Claim was not previously paid, pursuant to an order of the Court or otherwise: (i) have its Allowed General Unsecured Claim Reinstated as an obligation of the Reorganized Debtor, and be paid in accordance with the ordinary course terms, (ii) receive such other treatment as may be agreed between such holder and the Reorganized Debtor, or (iii) receive such other treatment that will render it Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)     Voting: Class 4 is Unimpaired. Therefore, holders of Class 4 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

5.     Class 5 – Intercompany Claims.

(a)     Classification: Class 5 consists of Intercompany Claims.

(b)     Treatment: On the Effective Date, Intercompany Claims, if any, will be Reinstated in full. On and after the Effective Date, the Reorganized Debtor and the Non-Debtor Subsidiaries will be permitted to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtor to satisfy its obligations under the Plan. Except as set forth herein, any changes to intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtor’s historical intercompany account settlement practices.

(c)     Voting: Class 5 is Unimpaired. Holders of Class 5 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Class 5 Intercompany Claims are not entitled to vote to accept or reject the Plan.

6.     Class 6 – Equity Interests in EBS.

(a)     Classification: Class 6 consists of Equity Interests in EBS.

(b)     Treatment: On the Effective Date, Equity Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of Equity Interests shall not receive or retain any property under the Plan on account of such Equity Interests. Notwithstanding the foregoing, on or as soon as practicable after the Effective Date, holders of Equity Interests (other than Consenting Lenders who hold either Amended Lender Warrants or Equity Interests based upon the exercise of Amended Lender Warrants) shall receive, in exchange for the surrender or cancellation of their Equity Interests and for the releases by such holders of the Released Parties, their Pro Rata share of the Shareholder Equity Distribution and their Pro Rata share of the New Eagle Equity Warrants, each of which shall come from amounts which holders of Prepetition Credit Facility Claims would otherwise be entitled to under the Plan; provided, however, that, notwithstanding Article VII.B.9, the Debtor may, in consultation with the Majority Consenting Lenders, (i) provide any holder of an Equity Interest that would otherwise be entitled to a distribution of less than one (1) share of New Eagle Common Stock under this Article III.D.6.(b) with a distribution of one (1) share of New Eagle Common Stock or (ii) provide any holder of an Equity Interest that would otherwise be entitled to a distribution of less than one hundred (100) shares of New Eagle Common Stock under this Article III.D.6.(b) with a Cash payment equal to the value of such New Eagle Common Stock. Notwithstanding anything contained herein to the contrary, Consenting Lenders who hold either Amended Lender Warrants or Equity Interests based upon the exercise of Amended Lender Warrants shall not receive or retain any property under the Plan on account of such Amended Lender Warrants or Equity Interests.

(c)     Voting: Class 6 is Impaired. Holders of Class 6 Equity Interests in EBS are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Class 6 Equity Interests in EBS are not entitled to vote to accept or reject the Plan.

E.	Special Provision Regarding Unimpaired and Reinstated Claims.

Except as otherwise specifically provided in this Plan, nothing herein shall be deemed to affect, diminish, or impair the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Reinstated Claim or Unimpaired Claim, including, but not limited to, legal and equitable defenses to setoffs or recoupment against Reinstated Claims or Unimpaired Claims. Except as otherwise specifically provided in this Plan, nothing herein shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtor had immediately prior to the Petition Date against, or with respect to, any Claim left Unimpaired by this Plan. Except as otherwise specifically provided in this Plan, the Reorganized Debtor shall have, retain, reserve, and be entitled to assert, all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Petition Date fully as if the Chapter 11 Case had not been commenced, and all of the Debtor’s legal and equitable rights with respect to any Reinstated Claim or Claim left Unimpaired by this Plan may be asserted by the Reorganized Debtor after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Case had not been commenced.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in the Disclosure Statement, the provisions of the Plan shall, upon consummation, constitute a good faith compromise and settlement, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, among the Debtor and the Consenting Lenders of all disputes among the parties, including those arising from, or related to, (i) the Prepetition Credit Facility Claims and the Guarantee Claims, (ii) the Guarantees, (iii) the total enterprise value of the Debtor’s estate and the Reorganized Debtor for allocation purposes under the Plan, (iv) the treatment and distribution to holders of Equity Interests, and (v) the Existing Management Incentive Programs. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtor and the Consenting Lenders reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the Confirmation Order shall constitute the Court’s approval of each of the compromises and settlements embodied in the Plan, and the Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, its estate, creditors, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness. The Plan and the Confirmation Order shall have res judicata, collateral estoppel, and estoppel (judicial, equitable, or otherwise) effect with respect to all matters provided for, or resolved pursuant to, the Plan and/or the Confirmation Order, including, without limitation, the release, injunction, exculpation, discharge, and compromise provisions contained in the Plan and/or the Confirmation Order.

B.	Exit Financing.

On or before the Effective Date, the Debtor shall be authorized, without the need for any further corporate action or without any further action by the Debtor or the Reorganized Debtor, as applicable, to enter into the Exit Financing Facility Credit Agreement and any ancillary documents necessary or appropriate to satisfy the conditions to effectiveness of the Exit Financing Facility. The proceeds of the Exit Financing Facility shall be used to pay (i) the DIP Claims, the Prepetition Credit Facility Cash Distribution, the Outstanding Trade Obligations, the Shareholder Cash Distribution, and the Restructuring Expenses and (ii) following the payment, or reserving for the payment, of each the foregoing, such amount as necessary to provide Eagle with $72.5 million in total liquidity (inclusive of any minimum liquidity requirements under the Exit Financing Facility) upon the Effective Date (including cash and unfunded revolver commitments). The Exit Financing Facility will be Secured by some or all of the collateral securing the Prepetition Credit Facility.

C.	Voting of Claims.

Each holder of an Allowed Claim as of the Voting Deadline in an Impaired Class of Claims that is not (a) deemed to have rejected the Plan or (b) conclusively presumed to have accepted the Plan, and that held such Claim as of the Voting Record Date, shall be entitled to vote to accept or reject the Plan. The instructions for completion of the Ballots are set forth in the instructions accompanying each Ballot. Approval for the Solicitation Procedures will be sought in the Plan Scheduling Motion and are described in the Disclosure Statement.

D.	Nonconsensual Confirmation.

The Debtor intends to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that has not accepted or is deemed to have rejected the Plan pursuant to section 1126 of the Bankruptcy Code, including Class 6 (Equity Interests in EBS).

E.	Issuance of New Eagle Common Stock and New Eagle Equity Warrants and Entry into the Registration Rights Agreement.

1.     Issuance of Securities. Shares of New Eagle Common Stock shall be authorized under the New Eagle Charter, and shares of New Eagle Common Stock shall be issued on the Effective Date and distributed as soon as practicable thereafter in accordance with the Plan. The number of shares of New Eagle Common Stock to be distributed as set forth in this Plan, and the number of shares of New Eagle Common Stock issuable upon exercise of New Eagle Equity Warrants and New Eagle MIP Options and corresponding strike prices, are subject to adjustment by the Debtor in a manner that does not alter the respective percentages of the outstanding New Eagle Common Stock allocated to any Class or Claim holder, except for immaterial changes resulting from the treatment of fractional shares. To the extent that Cash is distributed to any holder of Equity Interests pursuant to the Shareholder Cash Distribution, any shares or fractional shares of New Eagle Common Stock that would otherwise be distributed to such holder shall be allocated to Class 6 Equity Interests. All of the New Eagle Common Stock, issuable in accordance with the Plan, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable. The issuance of the New Eagle Common Stock, the New Eagle Equity Warrants, the New Eagle MIP Primary Equity, and the New Eagle MIP Options by the Reorganized Debtor, and the issuance of shares pursuant to the exercise of New Eagle Equity Warrants and New Eagle MIP Options, is authorized without the need for any further corporate action and without any further action by any holder of a Claim or Equity Interest.

Except as provided below, the New Eagle Common Stock distributed under the Plan will be issued in book-entry form, and DTC or its nominee will be the holder of record of such New Eagle Common Stock. One or more global certificates representing such New Eagle Common Stock will be registered with an agent for the New Eagle Common Stock, in the name of, and will be deposited with, DTC or its nominee. The ownership interest of each holder of such New Eagle Common Stock, and transfers of ownership interests therein, will be recorded on the records of the direct and indirect participants in DTC. To receive distributions of New Eagle Common Stock, holders of Prepetition Credit Facility Claims will be required to designate a direct or indirect participant in DTC with whom such holder has an account into which such New Eagle Common Stock may be deposited. The New Eagle Common Stock issuable to holders of Equity Interests will, with respect to Equity Interests held through DTC, be delivered by the Reorganized Debtor to the holders of Equity Interests through DTC, and holders that do not hold their Equity Interests in DTC will be required to designate a direct or indirect participant in DTC with whom such holder has an account into which such New Eagle Common Stock may be deposited.

2.     Entry into the Registration Rights Agreement. On or as soon as practicable after the Effective Date, the Reorganized Debtor and the Registration Rights Parties will enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide the Registration Rights Parties with (i) subject to the percentage ownership threshold specified in the Registration Rights Agreement, the right to require the Reorganized Debtor to register, under the Securities Act, the sale of the shares of New Eagle Common Stock, the New Eagle Equity Warrants (including the shares issuable upon exercise thereof), the New Eagle MIP Primary Equity, and the New Eagle MIP Options (including the shares issuable upon exercise thereof), in each case issued under the Plan to the Registration Rights Parties exercising such rights, and (ii) for all Registration Rights Parties, piggyback registration rights, with customary cutbacks, with respect to such securities.

3.     Exemption from Registration. The offering of the New Eagle Common Stock under Article III of the Plan shall be exempt from the registration requirements of section 5 of the Securities Act and other applicable law under section 4(a)(2) of the Securities Act. The issuance and distribution of the New Eagle Common Stock and the New Eagle Equity Warrants under Article III of the Plan, and the New Eagle Common Stock issuable upon exercise of the New Eagle Equity Warrants shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration of an offer or sale of securities under section 1145(a) of the Bankruptcy Code, except with respect to any person that is deemed an “underwriter” under section 1145(b) of the Bankruptcy Code, in which case the New Eagle Common Stock and the New Eagle Equity Warrants shall be issued pursuant to another available exemption from registration under the Securities Act and other applicable law. The New Eagle Common Stock underlying the Management Incentive Program, the New Eagle MIP Options, and the New Eagle Common Stock issuable upon exercise of the New Eagle MIP Options will be issued pursuant to another available exemption from registration under the Securities Act and other applicable law.

The New Eagle Common Stock distributed or issued under the Plan to persons who may be deemed underwriters under section 1145(b) of the Bankruptcy Code will, at the option of the recipient thereof, be issued either (i) in the form of registered stock certificates bearing a legend indicating that transfer may be restricted under federal and state securities laws or (ii) in book-entry form and included in a ledger identified as “restricted” and indicating in such ledger that transfer may be restricted under federal and state securities laws.

4.     SEC Reporting Requirements and Listing of New Eagle Common Stock. As of the Effective Date, the Reorganized Debtor will be a reporting company under the Securities Exchange Act of 1934, 15 U.S.C. §§ 78(a) -78(pp). EBS intends to remain listed following the Petition Date on the Nasdaq Global Select Market (“NASDAQ”), the Reorganized Debtor intends to continue such NASDAQ listing in respect of the New Eagle Common Stock, and the Consenting Lenders have agreed to provide EBS with sufficient time and cooperation to take the necessary steps to comply with all applicable NASDAQ requirements, as shall be reasonably agreed between EBS and the Consenting Lenders, in order for EBS to maintain such NASDAQ listing and for the Reorganized Debtor to be able to continue such listing upon the Effective Date. In the event EBS loses its NASDAQ listing prior to the Effective Date, the Consenting Lenders have agreed to support EBS’ good faith efforts to become relisted on NASDAQ, and EBS will use commercially reasonable efforts to comply with the NASDAQ listing requirements while delisted, subject to the terms and conditions of the Plan.

F.	The New Eagle Equity Warrants.

1.     Issuance. The New Eagle Equity Warrants will be issued pursuant to the terms of the New Eagle Equity Warrant Agreement. Each New Eagle Equity Warrant will, subject to the anti-dilution adjustments described below, be exercisable for one (1) share of New Eagle Common Stock.

2.     Anti-Dilution Protection. The New Eagle Equity Warrant Agreement shall provide the New Eagle Equity Warrants with customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend, or other distributions (including, but not limited to, cash dividends), or business combination transaction. The New Eagle Equity Warrants shall be subject to dilution from the New Eagle MIP Primary Equity, the New Eagle MIP Reserved Equity, and the New Eagle MIP Options.

3.     Form. Except as provided below, all New Eagle Equity Warrants distributed under the Plan will be issued in book-entry form and DTC or its nominee will be the holder of record of New Eagle Equity Warrants. One or more global warrant certificates representing such New Eagle Equity Warrants will be registered with a warrant agent for the New Eagle Equity Warrants, in the name of, and will be deposited with, DTC or its nominee. The ownership interest of each holder of such New Eagle Equity Warrants, and transfers of ownership interests therein, will be recorded on the records of the direct and indirect participants in DTC. Holders of Equity Interests that hold such Equity Interests in DTC will receive their New Eagle Equity Warrants by deposit to the account of a direct or indirect participant in DTC in which such Equity Interests are held. Holders that do not hold their Equity Interests in DTC will be required to designate a direct or indirect participant in DTC with whom such holder has an account into which such New Eagle Equity Warrants may be deposited. Beneficial owners of the New Eagle Equity Warrants will be required to follow the procedures that DTC or its direct or indirect participants may establish for exercising their rights in respect of the New Eagle Equity Warrants, including exercise and transfer thereof. New Eagle Common Stock issuable upon exercise of such New Eagle Equity Warrants will be issued in book-entry form and held through DTC.

The New Eagle Equity Warrants distributed under the Plan to any persons who may be deemed underwriters under section 1145(b) of the Bankruptcy Code will be issued in the form of registered warrant certificates and will bear a legend indicating that transfer may be restricted under federal and state securities laws.

G.	Continued Corporate Existence and Vesting of Assets.

Except as otherwise provided herein: (i) the Debtor will, as Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable law; and (ii) on the Effective Date, all property of the Debtor’s Estate, and any property acquired by the Debtor or the Reorganized Debtor under the Plan, will vest in such Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, Equity Interests, and other interests, except for the Liens and Claims established under the Plan (including in respect of the Exit Financing Facility).

On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property and compromise or settle any claims without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by the Plan or the Confirmation Order as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments, and other materials comprising the Plan Supplement. Without limiting the foregoing, the Reorganized Debtor may pay the charges that they incur from and after the Effective Date for Fee Claims, disbursements, expenses, or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Court.

H.	Fee Claims Escrow Account.

On the Effective Date, the Reorganized Debtor shall establish the Fee Claim Escrow Account in an amount equal to all asserted Fee Claims of Professionals outstanding as of the Effective Date (including, for the avoidance of doubt, any reasonable estimates for unbilled amounts payable by the Debtor or the Reorganized Debtor). Amounts held in the Fee Claims Escrow Account shall not constitute property of the Reorganized Debtor. The Fee Claims Escrow Account may be an interest-bearing account. In the event there is a remaining balance in the Fee Claims Escrow Account following payment to all holders of Fee Claims under the Plan, any such amounts shall be returned to the Reorganized Debtor.

I.	Claims Against Non-Debtor Subsidiaries.

Any claim (as such term is defined in section 101(5) of the Bankruptcy Code), Cause of Action, or remedy asserted against a Non-Debtor Subsidiary by the Debtor will be reinstated, adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, cancelled, or discharged to the extent determined appropriate by the Reorganized Debtor. Any such transaction may be effectuated on the Effective Date or subsequent to the Effective Date without any further action by the Court or by the stockholders of the Reorganized Debtor.

J.	Subsidiary Equity Interests.

The Subsidiary Equity Interests shall be retained and the legal, equitable, and contractual rights to which the holder of such Allowed Subsidiary Equity Interests is entitled shall remain unaltered.

ARTICLE V.
PROVISIONS REGARDING CORPORATE GOVERNANCE
OF THE REORGANIZED DEBTOR

A.	Organizational Documents.

The New Eagle Charter will be filed on or immediately before the Effective Date with the applicable authority in the jurisdiction of incorporation in accordance with the corporate laws of its jurisdiction of incorporation or as soon thereafter as is practicable. The New Eagle By-Laws will be deemed to have been adopted and will become effective on the Effective Date. The New Eagle Charter shall prohibit the issuance of nonvoting equity securities only so long as, and to the extent that, the issuance of nonvoting equity securities is prohibited by the Bankruptcy Code. The New Eagle Charter and the New Eagle By-Laws will include certain rights and protections for minority shareholders as are customary for a listed public company, as well as the maximum protections available with respect to transactions for public companies involving an affiliate, including, but not limited to, any merger, consolidation or reorganization of the Reorganized Debtor, any sale, transfer, or other disposition of all or substantially all of the assets of the Reorganized Debtor, or any other change in control of the Reorganized Debtor or all or substantially all of its assets.

B.	Appointment of Officers and Directors.

As of the Effective Date, the term of the current members of the board of directors of EBS shall expire without further action by any Person. The initial directors of the New Board shall consist of Sophocles Zoullas (who shall remain as Chairman on the Effective Date ) and six (6) other directors selected by the Majority Consenting Lenders in their sole discretion and to be disclosed in the Plan Supplement; provided, however, that the Consenting Lenders shall consult in good faith with management and the independent board committee concerning the individuals selected; provided, further, that the Consenting Lenders shall designate sufficient independent directors to comply with NASDAQ listing requirements.

The existing officers of Eagle as of the Petition Date shall remain in their current capacities as officers of Eagle.

C.	Powers of Officers.

Subject to approval of the New Board, the officers of the Debtor, the Reorganized Debtor, and the Non-Debtor Subsidiaries, as the case may be, shall have the power to enter into or execute any documents or agreements that they deem reasonable and appropriate to effectuate the terms of the Plan.

D.	New CEO Employment Agreement, Existing Benefits Agreements, and Retiree Benefits.

From and after the Effective Date, Sophocles Zoullas shall be employed and serve as the Chief Executive Officer of the Reorganized Debtor in accordance with the New CEO Employment Agreement. Except as set forth in the Rejection Schedule (or as such benefits may be otherwise terminated by the Debtor in a manner permissible under applicable law), and except as amended by the New CEO Employment Agreement, all Existing Benefits Agreements shall be deemed assumed as of the Effective Date. Notwithstanding anything to the contrary contained herein, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

E.	Management Incentive Program.

On the Effective Date, the Reorganized Debtor shall adopt the Management Incentive Program, which shall supersede the Existing Management Incentive Programs in their entirety and shall provide for the distribution, and the reservation for future issuance, as applicable, of the New Eagle MIP Primary Equity, the New Eagle MIP Reserved Equity, and the New Eagle MIP Options to the Reorganized Debtor’s senior management and certain other employees.

The Management Incentive Plan will be structured as an omnibus incentive plan and will contain adjustment provisions to reflect any transaction involving shares of New Eagle Common Stock, including as a result of any dividend, recapitalization, or stock split, so as to prevent any diminution or enlargement of the holder’s rights under the award.  In addition, awards that expire or are forfeited or cancelled will again be available for issuance under the Management Incentive Plan and awards may not be materially amended in an adverse manner without the consent of any holder who is senior management. The New Eagle MIP Primary Equity will have the right to receive dividends or other distributions at the same time and in the same form as a holder of New Eagle Common Stock; provided, however, that dividends or other distributions in respect of unvested New Eagle MIP Primary Equity will be paid at the same time as underlying New Eagle MIP Primary Equity are settled. The Reorganized Debtor’s senior management will also have the right to elect a net settlement (e.g., on a cashless basis) with respect to both the New Eagle MIP Primary Equity and the New Eagle MIP Options.

Allocation of the New Eagle MIP Primary Equity, the New Eagle MIP Reserved Equity, and the New Eagle MIP Options to the Reorganized Debtor’s senior management and certain other employees shall be determined by the New Board; provided, however, that Sophocles Zoullas, as Chief Executive Officer of the Reorganized Debtor, shall receive not less than 60% of the total compensation to be awarded under the Management Incentive Plan.

On the Effective Date, the Existing Management Incentive Programs will be deemed to have been terminated, cancelled, and of no further force and effect, and the participants thereunder shall have no further rights thereunder. To the extent that any Existing Management Incentive Program is an executory contract, each such Existing Management Incentive Program shall be deemed rejected as of the Effective Date.

F.	Indemnification of Directors, Officers, and Employees.

Notwithstanding any other provisions of the Plan, from and after the Effective Date, indemnification obligations owed by the Debtor or the Reorganized Debtor to directors, officers, or employees of the Debtor who served or were employed by the Debtor on or after the Petition Date, to the extent provided in the articles or certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of the Debtor, will be deemed to be, and treated as though they are, executory contracts that are assumed pursuant to the Plan and section 365 of the Bankruptcy Code. All such indemnification obligations shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Petition Date.

Indemnification obligations owed to any Professionals retained pursuant to sections 327 or 328 of the Bankruptcy Code and by order of the Court, to the extent such indemnification obligations relate to the period after the Petition Date, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to the Plan and section 365 of the Bankruptcy Code, as and to the extent such indemnification was approved by order of the Court.

ARTICLE VI.
CONFIRMATION OF THE PLAN

A.	Conditions to Confirmation.

The following are conditions to the entry of the Confirmation Order, unless such conditions, or any of them, have been satisfied or duly waived in accordance with Article VI.B:

1.     The Court shall have approved the Disclosure Statement, which shall be in form and substance reasonably acceptable to the Debtor and the Majority Consenting Lenders.

2.     The Confirmation Order shall be in form and substance reasonably acceptable to the Debtor and the Majority Consenting Lenders.

3.     The Plan (which, for purposes of this Article VI.A.3 shall exclude the Plan Supplement), shall be in form and substance mutually acceptable to the Debtor and the Majority Consenting Lenders.

4.     The Plan Supplement shall be in form and substance reasonably acceptable to the Debtor and the Majority Consenting Lenders.

B.	Waiver of Conditions Precedent to Confirmation.

The Debtor, with the consent of the Majority Consenting Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), may waive the conditions set forth in Article VI.A above at any time without leave or order of the Court and without any formal action.

C.	Discharge of the Debtor.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtor), Equity Interests, the RSA Fee, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Equity Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of the Debtor before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a proof of Claim or Equity Interest based upon such debt, right, or Equity Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Equity Interest based upon such debt, right or Equity Interest is Allowed; or (iii) the holder of such a Claim or Equity Interest has accepted the Plan or is entitled to receive a distribution hereunder. Any default by the Debtor with respect to any Claim or Equity Interest that existed immediately before or on account of the filing of the Chapter 11 Case shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring.

D.	Injunction.

FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN THIS ARTICLE VI, THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, CAUSE OF ACTION, OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO THIS ARTICLE VI OR THE CONFIRMATION ORDER.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS, GUARANTEE CLAIMS, OR EQUITY INTERESTS THAT HAVE BEEN RELEASED OR DISCHARGED PURSUANT TO THIS ARTICLE VI OR ARE SUBJECT TO EXCULPATION PURSUANT TO THIS ARTICLE VI ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, GUARANTEE CLAIMS, OR EQUITY INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH RELEASED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, GUARANTEE CLAIMS, OR EQUITY INTERESTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH RELEASED PARTIES OR AGAINST THE PROPERTY OR ESTATES OF SUCH RELEASED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, GUARANTEE CLAIMS, OR EQUITY INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM THE DEBTOR, THE REORGANIZED DEBTOR, OR ANY NON-DEBTOR SUBSIDIARY OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTOR, THE REORGANIZED DEBTOR, OR ANY NON-DEBTOR SUBSIDIARY ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, GUARANTEE CLAIMS, OR EQUITY INTERESTS; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS, GUARANTEE CLAIMS, OR EQUITY INTERESTS RELEASED, SETTLED, OR DISCHARGED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS, GUARANTEE CLAIMS, AND EQUITY INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS, GUARANTEE CLAIMS, AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS OR GUARANTEE CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTOR AND THE NON-DEBTOR SUBSIDIARIES OR ANY OF THEIR ASSETS, PROPERTIES, OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AND GUARANTEE CLAIMS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE EQUITY INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AND GUARANTEE CLAIMS SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL EQUITY INTERESTS SHALL BE CANCELLED, AND THE DEBTOR’S AND NON-DEBTOR SUBSIDIARIES’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTOR, ITS ESTATE, THE REORGANIZED DEBTOR, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, AND EACH OF THE RELEASED PARTIES, ANY OTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS, OR ANY ACT OR OMISSION, TRANSACTION, OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

E.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, and except as expressly provided herein (including Article VI.J.1), the Reorganized Debtor shall retain all Causes of Action, including those Causes of Action listed as retained Causes of Action on an exhibit to the Plan Supplement. Nothing contained in this Plan, the Plan Supplement, or the Confirmation Order shall be deemed a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense of the Debtor that is not specifically waived or relinquished by this Plan. The Reorganized Debtor shall have, retain, reserve, and be entitled to assert, all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses that the Debtor had immediately before the Petition Date as fully as if the Chapter 11 Case had not been commenced, and all of the Reorganized Debtor’s legal and equitable rights respecting any claim that is not specifically waived or relinquished by this Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtor or the Reorganized Debtor, as applicable, will not pursue any and all available Causes of Action against such Person. The Debtor or the Reorganized Debtor, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, in accordance with the Plan. From and after the Effective Date, the Debtor or the Reorganized Debtor, as applicable, shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any Cause of Action and to decline to do any of the foregoing without further notice to or action, order, or approval of the Court. The Reorganized Debtor is deemed representatives of the Estate for the purpose of prosecuting any Claim or Cause of Action and any objections to Claims pursuant to 11 U.S.C. § 1123(b)(3)(B).

F.	Votes Solicited in Good Faith.

The Debtor has, and upon entry of the Confirmation Order shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtor, and its respective affiliates, agents, directors, officers, members, employees, and Professionals, have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities offered and sold under the Plan and therefore have not been, and on account of such offer and issuance will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer or issuance of the securities offered and distributed under the Plan.

G.	Prepetition Credit Facility Agent and Consenting Lenders’ Fees and Expenses.

On the Effective Date, the Reorganized Debtor shall pay, in full, in Cash, the unpaid reasonable fees, expenses, costs, and other charges of the Prepetition Credit Facility Agent and the Consenting Lenders (including the fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Houlihan Lokey Capital, Inc., and maritime and appropriate foreign counsel engaged by Paul Weiss), in each case in accordance with the DIP Orders and the Restructuring Support Agreement, and as required by the underlying credit agreement, indemnity, or fee letter.

H.	Cancellation of Certain Indebtedness, Agreements, and Existing Securities.

On the Effective Date, except as otherwise specifically provided for in the Plan: the obligations of the Debtor and the Non-Debtor Subsidiaries under the Restructuring Support Agreement, the Existing Management Incentive Programs, the Guarantees, the Prepetition Finance Documents, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtor or the Non-Debtor Subsidiaries giving rise to any Claim or Equity Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtor or the Non-Debtor Subsidiaries that are specifically reinstated pursuant to the Plan), shall be cancelled as to the Debtor and the Non-Debtor Subsidiaries, and the Reorganized Debtor and the Non-Debtor Subsidiaries shall not have any continuing obligations thereunder; and the obligations of the Debtor and the Non-Debtor Subsidiaries pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtor or the Non-Debtor Subsidiaries (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtor or the Non-Debtor Subsidiaries that are specifically reinstated pursuant to the Plan or assumed by the Debtor) shall be released and discharged; provided, however, that, notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive distributions under the Plan as provided herein, (b) allowing the Prepetition Credit Facility Agent to make distributions under the Plan as provided herein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such distributions, to the extent not paid by the Debtor and authorized under such agreement, and (c) allowing the Prepetition Credit Facility Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan. For the avoidance of doubt, nothing in this section shall affect the discharge of or result in any obligation, liability, or expense of the Debtor, the Reorganized Debtor, or the Non-Debtor Subsidiaries or affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any additional obligation, expense, or liability of the Debtor, the Reorganized Debtor, or the Non-Debtor Subsidiaries. On and after the Effective Date, all duties and responsibilities of the Prepetition Credit Facility Agent shall be discharged except to the extent required to effectuate the Plan. Notwithstanding anything in this paragraph to the contrary, the DIP Credit Agreement shall continue in effect solely for the purpose of allowing the DIP Agent to receive distributions from the Debtor under the Plan and to make further distributions to the Holders of DIP Claims on account of such Claims, as set forth in Article VII of the Plan.

I.	Claims Incurred After the Effective Date.

Claims incurred by the Debtor after the Effective Date may be paid by the Reorganized Debtor in the ordinary course of business and without application for or Court approval, subject to any agreements with such holders of a Claim and applicable law.

J.	Releases, Exculpations, and Injunctions of Released Parties.

1.     Releases by the Debtor. On the Effective Date, and notwithstanding any other provisions of the Plan, the Debtor, the Reorganized Debtor, and the Non-Debtor Subsidiaries, on behalf of themselves and the Estate, shall be deemed to unconditionally release the Released Parties from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, assertable on behalf of or derivative from the Debtor or the Non-Debtor Subsidiaries, based in whole or in part upon actions taken solely in their respective capacities described herein or any omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date in any way relating to the Debtor, the Non-Debtor Subsidiaries, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor, the Reorganized Debtor, or the Non-Debtor Subsidiaries, the Disclosure Statement, the Restructuring Support Agreement, the Plan Supplement or any of the documents included therein, the Plan, or any related agreements, instruments, or other documents, provided, however, that (a) no individual shall be released from any act or omission that constitutes gross negligence, willful misconduct, or fraud as determined by a Final Order, (b) other than with respect to the Prepetition Credit Facility Claims, the Reorganized Debtor shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtor, and (c) the foregoing release shall not apply to obligations arising under the Exit Financing Facility.

2.     Releases by Holders of Claims and Equity Interests. On the Effective Date, and notwithstanding any other provisions of the Plan, (i) each Releasing Party will be deemed to have forever released and covenanted with the Released Parties not to sue or otherwise seek recovery from any Released Party on account of any Claim or Guarantee Claim, including any Claim or Cause of Action based upon tort, breach of contract, violations of federal or state securities laws or otherwise, or any other legal or equitable theory, based in whole or in part upon any act, occurrence, or failure to act from the beginning of time through the Effective Date in any way related to the Debtor, the Non-Debtor Subsidiaries, or their respective businesses and affairs and (ii) each Releasing Party will be deemed to have forever released and covenanted with the Released Parties not to assert against any Released Party any Claim, Guarantee Claim, obligation, right, Cause of Action, or liability that any holder of a Claim or Guarantee Claim may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through the Effective Date in any way relating to the Debtor or the Non-Debtor Subsidiaries, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor, the Reorganized Debtor, or the Non-Debtor Subsidiaries, the subject matter of, or the transactions or events giving rise to, any Claim, Guarantee Claim, or Equity Interest, the Debtor’s restructuring, the Chapter 11 Case, the Restructuring Support Agreement, the Plan, the Disclosure Statement, the Plan Supplement or any of the documents included therein, the DIP Facility, the DIP Credit Agreement, or any agreements, instruments, or other documents relating to any of the foregoing, or the preparation and negotiation of the Exit Financing Facility, provided, however, the foregoing release will not (i) apply to obligations arising under the Plan, (ii) apply to obligations arising under the Exit Financing Facility, (iii) be construed to prohibit a party in interest from seeking to enforce the terms of the Plan, and (iv) apply to any act or omission that constitutes gross negligence, willful misconduct, or fraud as determined by a Final Order.

3.     Release of Liens. Except as otherwise expressly provided in the Plan, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, and other security interests against any property of the Debtor’s Estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, and other security interests shall revert to the Reorganized Debtor and each of its successors and assigns.

4.     Release and Discharge of Non-Debtor Subsidiaries. On the Effective Date, the Prepetition Credit Facility Agent, any future agent or security trustee under the Prepetition Credit Agreement, and the holders of the Prepetition Credit Facility Claims shall be deemed to have forever waived, released, and discharged all Liens granted by the Non-Debtor Subsidiaries pursuant to any of the Prepetition Finance Documents, Guarantees, Guarantee Claims, and Causes of Action, rights, and liabilities arising from the Guarantees. In addition, the Confirmation Order shall authorize and direct the Prepetition Credit Facility Agent and any future agent or security trustee under the Prepetition Credit Agreement to take, or refrain from taking, whatever action may be necessary or appropriate to effectuate the foregoing, including, without limitation, providing a release of all Liens granted by the Non-Debtor Subsidiaries pursuant to any of the Prepetition Finance Documents, Guarantees, Guarantee Claims, and Causes of Action, rights, and liabilities arising from the Guarantees.

5.     Exculpation and Injunction. The Debtor, the Reorganized Debtor, and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission that occurred during and in connection with the Chapter 11 Case or in connection with or arising out of the preparation and filing of the Chapter 11 Case, the preparation and negotiation of the Restructuring Support Agreement, the preparation, negotiation, and filing of the Plan, the Disclosure Statement, the negotiation of the documents included in the Plan Supplement, the preparation and negotiation of the Exit Financing Facility, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Case, the consummation of the Plan or the Exit Financing Facility, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof except for any act or omission that constitutes willful misconduct, gross negligence, or fraud as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Released Parties from liability. Without limiting the generality of the foregoing, the Released Parties shall be entitled to and granted the protections and benefits of section 1125(e) of the Bankruptcy Code. Pursuant to section 105 of the Bankruptcy Code, no holder or purported holder of an Administrative Claim, Claim, or Equity Interest shall be permitted to commence or continue any Cause of Action, employment of process, or any act to collect, offset, or recover any Claim against a Released Party that accrued on or before the Effective Date and that has been released or waived pursuant to this Plan.

6.     Liabilities to, and Rights of, Governmental Units.

As to the United States of America, its agencies, departments, or agents (collectively, the “United States”), nothing in the Plan or Confirmation Order shall limit or expand the scope of discharge, release, or injunction to which the Debtor or the Reorganized Debtor are entitled to under the Bankruptcy Code. The discharge, release, and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar the United States from, subsequent to the Confirmation Order, pursuing any police or regulatory action, except to the extent those discharge and injunctive provisions bar a Governmental Unit from pursuing Claims.

Notwithstanding anything contained in the Plan or Confirmation Order to the contrary, nothing in the Plan or Confirmation Order shall discharge, release, impair, or otherwise preclude: (1) any liability to a Governmental Unit that is not a Claim; (2) any Claim of a Governmental Unit arising on or after the Confirmation Date; (3) any valid right of setoff or recoupment of the United States against the Debtor; or (4) any liability of the Debtor or the Reorganized Debtor under environmental law to any Governmental Unit as the owner or operator of property that such entity owns or operates after the Confirmation Date, except those obligations to reimburse costs expended or paid by a Governmental Unit before the Petition Date or to pay penalties owing to a Governmental Unit for violations of environmental laws or regulations that occurred before the Petition Date. Nor shall anything in the Plan or Confirmation Order: (i) enjoin or otherwise bar the United States or any Governmental Unit from asserting or enforcing, outside the Court, any liability described as not discharged in the preceding sentence; or (ii) divest any court of jurisdiction to determine whether any liabilities asserted by the United States or any Governmental Unit are discharged or otherwise barred by the Plan, Confirmation Order, or the Bankruptcy Code.

Moreover, nothing in the Plan or Confirmation Order shall release or exculpate any non-Debtor, including any Released Parties, from any liability to the United States, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties, nor shall anything in the Plan or Confirmation Order enjoin the United States from bringing any claim, suit, action, or other proceeding against the Released Parties for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtor under sections 524 and 1141 of the Bankruptcy Code.

K.	Preservation of Insurance.

The Debtor’s discharge and release from all claims, including all Claims and Guarantee Claims, as provided herein, shall not, except as necessary to be consistent with this Plan, diminish or impair the enforceability of any insurance policy that may provide coverage for claims, including Claims and Guarantee Claims, against the Debtor, the Reorganized Debtor, the Non-Debtor Subsidiaries, their current and former directors and officers, or any other Person.

ARTICLE VII.
DISTRIBUTIONS UNDER THE PLAN

A.	Procedures for Treating Disputed Claims.

1.     Filing Proofs of Claim. Except as required by the Bar Date Order, holders of Claims need not file proofs of Claim with the Court. In the event that a holder of a Claim elects to file a proof of Claim with the Court, it will be deemed to have consented to the exclusive jurisdiction of the Court for all purposes with respect to the determination, liquidation, allowance, or disallowance of such Claim.

2.     Disputed Claims. If the Debtor disputes any Claim as to which no proof of Claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Case had not been commenced, provided, however, that the Reorganized Debtor may elect, at its sole option, to object under section 502 of the Bankruptcy Code to any Claim or proof of Claim filed by or on behalf of a holder of a Claim.

3.     Objections to Claims. Except insofar as a Claim is Allowed under the Plan, the Debtor, the Reorganized Debtor, and any other party in interest shall be entitled to object to Claims. Any objections to Claims shall be filed and served by the Claims Objection Deadline.

4.     Disallowance of Claims. With respect to each Claim not subject to the Bar Date Order, except as provided herein or otherwise agreed, any and all proofs of Claim shall be deemed expunged from the claims register on the Effective Date without any further notice to or action, order, or approval of the Court and the Claim on which such proof of Claim was filed shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Case had not been commenced and shall survive the Effective Date as if the Chapter 11 Case had not been commenced.

With respect to each General Unsecured Claim and Claim subordinated pursuant to section 510(b) of the Bankruptcy Code subject to the Bar Date Order, except as provided herein or otherwise agreed, any and all proofs of Claim filed after the Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Court, and holders of such Claims may not receive any distributions on account of such Claims.

B.	Allowed Claims and Equity Interests.

1.     Delivery of Distributions in General. Except as otherwise provided herein, distributions under the Plan shall be made by the Reorganized Debtor (or its agent or designee) to the holders of Allowed Claims and Allowed Equity Interests in all Classes for which a distribution is provided in this Plan at the addresses set forth on the Schedules (if filed) or in the Debtor’s books and records, as applicable, unless such addresses are superseded by proofs of Claim or Equity Interests or transfers of Claim filed pursuant to Bankruptcy Rule 3001 by the Record Date (or at the last known addresses of such holders if the Debtor or the Reorganized Debtor have been notified in writing of a change of address).

2.     Delivery of Distributions to Prepetition Credit Facility Claims. The Prepetition Credit Facility Agent shall be deemed to be the holder of all Prepetition Credit Facility Claims for purposes of distributions to be made hereunder, and all distributions on account of the Prepetition Credit Facility Claims shall be made to the Prepetition Credit Facility Agent. As soon as practicable following compliance with the requirements set forth in Article VII of the Plan, the Prepetition Credit Facility Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of the holders of Allowed Prepetition Credit Facility Claims in accordance with the terms of the Prepetition Credit Agreement and the Plan. Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the Prepetition Credit Facility Agent shall not have any liability to any person with respect to distributions made or directed to be made by the Prepetition Credit Facility Agent.

3.     Delivery of Distributions on DIP Claims. The DIP Agent shall be deemed to be the holder of all DIP Claims for purposes of distributions to be made hereunder, and all distributions on account of such DIP Claims shall be made to the DIP Agent. As soon as practicable following compliance with the requirements set forth in Article VII of the Plan, the DIP Agent shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of DIP Claims in accordance with the terms of the DIP Facility, subject to any modifications to such distributions in accordance with the terms of this Plan. Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the DIP Agent shall not have any liability to any person with respect to distributions made or directed to be made by the DIP Agent.

4.     Distribution of Cash. Any payment of Cash by the Reorganized Debtor pursuant to the Plan shall be made at the option and in the sole discretion of the Reorganized Debtor by (i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by the Reorganized Debtor.

5.     Unclaimed Distributions of Cash. Any distribution of Cash under the Plan that is unclaimed after six (6) months after it has been delivered (or attempted to be delivered) shall, pursuant to section 347(b) of the Bankruptcy Code, become the property of the Reorganized Debtor notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such unclaimed Allowed Claim or Allowed Equity Interest to such distribution or any subsequent distribution on account of such Allowed Claim or Allowed Equity Interest shall be extinguished and forever barred.

6.     Distributions of New Eagle Common Stock and New Eagle Equity Warrants. On the Effective Date, the Reorganized Debtor (or its agent or designee) shall distribute (i) the Prepetition Credit Facility Equity Distribution to the holders of the Prepetition Credit Facility Claims, (ii) the Shareholder Equity Distribution to the holders of Equity Interests, and (iii) the New Eagle Equity Warrants to the holders of Equity Interests.

7.     Unclaimed Distributions of New Eagle Common Stock and New Eagle Equity Warrants. Any distribution of New Eagle Common Stock and New Eagle Equity Warrants under the Plan that is unclaimed after six (6) months after it has been delivered (or attempted to be delivered) shall be retained by the Reorganized Debtor, notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such Allowed Claim or Allowed Equity Interest to such distribution or any subsequent distribution on account of such Allowed Claim or Allowed Equity Interest shall be extinguished and forever barred.

8.     Saturdays, Sundays, or Legal Holidays. If any payment, distribution or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

9.     Fractional New Eagle Common Stock and New Eagle Equity Warrants and De Minimis Distributions. Notwithstanding any other provision in the Plan to the contrary, no fractional shares of New Eagle Common Stock or fractional New Eagle Equity Warrants shall be issued or distributed pursuant to the Plan. Subject to Article III.D.6.(b), whenever any distribution of a fraction of a share of New Eagle Common Stock or a fractional New Eagle Equity Warrant would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share or warrant (up or down), with half shares or warrants or less being rounded down and fractions in excess of a half of a share or warrant being rounded up. No consideration will be provided in lieu of fractional shares that are rounded down. Fractional shares of New Eagle Common Stock or New Eagle Equity Warrants, as applicable, that are not distributed in accordance with this Article VII.B.9 shall be cancelled. The Reorganized Debtor shall not be required to, but may in its sole and absolute discretion, make any payment on account of any Claim or Equity Interest in the event that the costs of making such payment exceeds the amount of such payment.

10.     Distributions to Holders of Claims:

(a)     Initial Distribution to Claims Allowed as of the Effective Date. On or as soon as reasonably practicable after the Effective Date, or as otherwise expressly set forth in the Plan, the Reorganized Debtor (or its agent or designee) shall distribute Cash or Collateral, as the case may be, to the holders of Allowed Claims as contemplated herein.

(b)     Claims Allowed after the Effective Date. Each holder of a Claim that becomes an Allowed Claim subsequent to the Effective Date shall receive the distribution to which such holder of an Allowed Claim is entitled as set forth in Article III, and distributions to such holder shall be made in accordance with the provisions of this Plan. As soon as practicable after the date that the Claim becomes an Allowed Claim, the Reorganized Debtor shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim.

11.     Special Rules for Distributions to Holders of Disputed Claims and Disputed Equity Interests. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Disputed Equity Interest until all such disputes in connection with such Disputed Claim or Disputed Equity Interest, respectively, have been resolved by settlement or Final Order. In the event that there are Disputed Claims or Disputed Equity Interests requiring adjudication and resolution, the Reorganized Debtor shall establish appropriate reserves for potential payment of such Claims or Equity Interests.

12.     Interest on Claims and Equity Interests. Except as specifically provided for in the Plan, no Claims or Equity Interests, Allowed or otherwise (including Administrative Claims), shall be entitled, under any circumstances, to receive any interest on a Claim or Equity Interests.

C.	Allocation of Consideration.

The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan shall be treated as first satisfying an amount equal to the principal amount of the Allowed Claim for such holders, and any remaining consideration as satisfying accrued, but unpaid and interest, as applicable.

D.	Estimation.

Before or after the Effective Date, the Debtor or the Reorganized Debtor, as applicable, may (but is not required to), at any time, request that the Court estimate (i) any Disputed Claim or Disputed Equity Interest pursuant to section 502(c) of the Bankruptcy Code or (ii) any contingent or unliquidated Claim or Equity Interest pursuant to section 502(c) of the Bankruptcy Code, for any reason, regardless of whether the Debtor or the Reorganized Debtor has previously objected to such Claim or Equity Interest or whether the Court has ruled on any such objection. The Court will retain jurisdiction to estimate any Claim or Equity Interest at any time, including during proceedings concerning any objection to such Claim or Equity Interest. In the event that the Court estimates any Claim or Equity Interest, such estimated amount shall constitute either the Allowed amount of such Claim or Equity Interest or a maximum limitation on such Claim or Equity Interest for all purposes under the Plan (including for purposes of distributions), as determined by the Court. If the estimated amount constitutes the maximum limitation on such Claim or Equity Interest, the Debtor or the Reorganized Debtor, as the case may be, may elect to pursue supplemental proceedings to object to any ultimate allowance of such Claim or Equity Interest. All of the aforementioned objection, estimation, and resolution procedures are cumulative and not necessarily exclusive of one another.

E.	Insured Claims.

If any portion of an Allowed Claim is an Insured Claim, no distributions under the Plan shall be made on account of such Allowed Claim until the holder of such Allowed Claim has exhausted all remedies with respect to any applicable insurance policies. To the extent that the Debtor’s insurers agree to satisfy a Claim in whole or in part, then immediately upon such agreement, the portion of such Claim so satisfied may be expunged without an objection to such Claim having to be filed and without any further notice to or action, order or approval of the Court.

ARTICLE VIII.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction:

(i)     to resolve any matters related to (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which the Debtor or the Reorganized Debtor is party or with respect to which the Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) the Reorganized Debtor amending, modifying, or supplementing, after the Effective Date, pursuant to Article IX, any Executory Contracts or Unexpired Leases to the Rejection Schedule or otherwise; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

(ii)     to determine, adjudicate, or decide any other applications, adversary proceedings, contested matters, and any other matters pending on the Effective Date;

(iii)     to ensure that distributions to holders of Allowed Claims and Equity Interests are accomplished as provided herein;

(iv)     to resolve disputes as to the ownership of any Claim or Equity Interest;

(v)     to allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Equity Interests;

(vi)     to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, reversed, modified, or vacated;

(vii)     to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(viii)     to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including the Confirmation Order;

(ix)     to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

(x)     to hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including the release of the Guarantee Claims;

(xi)     to hear and determine any issue for which the Plan requires a Final Order of the Court;

(xii)     to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(xiii)     to hear and determine disputes arising in connection with compensation and reimbursement of expenses of professionals for services rendered during the period commencing on the Petition Date through and including the Effective Date;

(xiv)     to hear and determine any Causes of Action preserved under the Plan;

(xv)     to hear and determine any matter regarding the existence, nature, and scope of the Debtor’s discharge;

(xvi)     to hear and determine any matter, case, controversy, suit, dispute, or Cause of Action (i) regarding the existence, nature, and scope of the discharge, releases, injunctions, and exculpation provided under the Plan, and (ii) enter such orders as may be necessary or appropriate to implement such discharge, releases, injunctions, exculpations, and other provisions;

(xvii)     to enter a final decree closing the Chapter 11 Case;

(xviii)     to issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan;

(xix)     to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(xx)     to enforce all orders previously entered by the Court; and

(xxi)     to hear any other matter not inconsistent with the Bankruptcy Code.

For the avoidance of doubt, the Court shall not retain exclusive jurisdiction with respect to the following documents entered into by the Reorganized Debtor on or after the Effective Date: (i) the Exit Financing Facility Credit Agreement, (ii) the Registration Rights Agreement, (iii) the New Eagle By-Laws, (iv) the New Eagle Charter, (v) the New Eagle Equity Warrant Agreement, (vi) the New Eagle MIP Option Agreements, and (vii) the New Eagle MIP Primary Equity Agreements.

ARTICLE IX.
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases.

Except as otherwise provided herein, each Executory Contract and Unexpired Lease not previously assumed, assumed and assigned, or rejected shall be deemed automatically assumed pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such executory contract or unexpired lease: (i) is expressly identified on the Rejection Schedule; (ii) has been previously rejected by the Debtor by Final Order or has been rejected by the Debtor by order of the Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (iii) is the subject of a motion to reject pending as of the Effective Date; or (iv) is otherwise rejected pursuant to the terms herein.

Subject to certain amendments that are reasonably satisfactory to the Debtor and the Majority Consenting Lenders, the Delphin Management Agreement shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

The Confirmation Order will constitute an order of the Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date or as otherwise set forth in the Plan Supplement.

B.	Cure Claims.

At the election of the Debtor or the Reorganized Debtor, as applicable, any monetary defaults under each Executory Contract and Unexpired Lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code in one of the following ways: (i) payment of the Cure Claim in Cash on or as soon as reasonably practicable following the occurrence of (A) thirty (30) days after the determination of the Cure Claim, and (B) the Effective Date or such other date as may be set by the Court; or (ii) on such other terms as agreed to by the Debtor or the Reorganized Debtor and the non-Debtor counterparty to such Executory Contract or Unexpired Lease. In the event of a dispute pertaining to assumption or assignment, the Cure Claim payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. No later than the Plan Supplement Filing Date, to the extent not previously filed with the Court and served on affected counterparties, the Debtor shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable contract and lease counterparties, together with procedures for objecting thereto and resolution of disputes by the Court. Any objection by a contract or lease counterparty to a proposed assumption or related cure amount must be filed, served, and actually received by the Debtor by the date on which objections to Confirmation are due (or such other date as may be provided in the applicable assumption notice). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

The only adequate assurance of future performance shall be the promise of the Reorganized Debtor to perform all obligations under any executory contract or unexpired lease under this Plan.

ASSUMPTION OF ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE PURSUANT TO THE PLAN OR OTHERWISE SHALL RESULT IN THE FULL RELEASE AND SATISFACTION OF ANY CLAIMS OR DEFAULTS, WHETHER MONETARY OR NONMONETARY, INCLUDING DEFAULTS OF PROVISIONS RESTRICTING THE CHANGE IN CONTROL OR OWNERSHIP INTEREST COMPOSITION OR OTHER BANKRUPTCY-RELATED DEFAULTS, ARISING UNDER ANY ASSUMED EXECUTORY CONTRACT OR UNEXPIRED LEASE AT ANY TIME BEFORE THE DATE THE DEBTOR OR THE REORGANIZED DEBTOR ASSUMES SUCH EXECUTORY CONTRACT OR UNEXPIRED LEASE. ANY PROOFS OF CLAIM FILED WITH RESPECT TO AN EXECUTORY CONTRACT OR UNEXPIRED LEASE THAT HAS BEEN ASSUMED SHALL BE DEEMED DISALLOWED AND EXPUNGED, WITHOUT FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE COURT.

Obligations arising under insurance policies assumed by the Debtor before the Effective Date shall be adequately protected in accordance with any order authorizing such assumption.

C.	Reservation of Rights.

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, as applicable, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. In the event a written objection is filed with the Court as to whether a contract or lease is executory or unexpired, the right of the Debtor or the Reorganized Debtor to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the entry of a Final Order by the Court determining that the contract or lease is executory or unexpired, in which case the deemed assumptions and rejections provided for in the Plan shall not apply to such contract or lease.

D.	Rejection of Executory Contracts and Unexpired Leases.

1.     Rejection Schedule. The Debtor will file the Rejection Schedule with the Court no later than five (5) Business Days before the deadline to object to the Plan. The Rejection Schedule will include (a) the name of the non-Debtor counterparty, (b) the legal description of the contract or lease to be rejected, and (c) the proposed effective date of rejection (if not the Effective Date). On or as soon as practicable thereafter, the Debtor will serve a Rejection Notice as well as notice of filing of the Rejection Schedule upon each non-Debtor counterparty listed thereon that will describe the procedures by which such parties may object to the proposed rejection of their respective Executory Contract or Unexpired Lease and explain how such disputes will be resolved by the Court if the parties are not able to resolve a dispute consensually.

The Confirmation Order will constitute an order of the Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date or as otherwise set forth in the Plan Supplement.

2.     Rejection Damage Claims. If the rejection by the Debtor, pursuant to the Plan or otherwise, of an Executory Contract or Unexpired Lease gives rise to a Rejection Damage Claim, a proof of Claim must be filed with the Court within (i) thirty (30) days after the date of entry of an order of the Court approving such rejection, or (ii) if the Executory Contract or Unexpired Lease is listed on the Rejection Schedule, within thirty (30) days after the date of entry of the Confirmation Order. For the avoidance of doubt, all Allowed Rejection Damage Claims shall be treated as General Unsecured Claims.

3.     REQUIREMENT TO FILE A PROOF OF CLAIM FOR REJECTION DAMAGE CLAIMS. ANY REJECTION DAMAGE CLAIMS THAT ARE NOT TIMELY FILED SHALL BE DISALLOWED AUTOMATICALLY, FOREVER BARRED FROM ASSERTION, AND SHALL NOT BE ENFORCEABLE AGAINST ANY REORGANIZED DEBTOR WITHOUT THE NEED FOR ANY OBJECTION BY THE REORGANIZED DEBTOR OR FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE COURT, AND ANY REJECTION DAMAGE CLAIM SHALL BE DEEMED FULLY SATISFIED, RELEASED AND DISCHARGED, NOTWITHSTANDING ANYTHING IN THE SCHEDULES OR A PROOF OF CLAIM TO THE CONTRARY.

E.	Assignment.

Any Executory Contract or Unexpired Lease to be held by the Debtor or the Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Case, if not expressly assigned to a third party previously in the Chapter 11 Case, will be deemed assigned to the Reorganized Debtor pursuant to section 365 of the Bankruptcy Code. If an objection to a proposed assumption, assumption and assignment, or Cure Claim is not resolved in favor of the Debtor before the Effective Date, the applicable Executory Contract or Unexpired Lease may be designated by the Debtor or the Reorganized Debtor for rejection within five (5) Business Days of the entry of the order of the Court resolving the matter against the Debtor. Such rejection shall be deemed effective as of the Effective Date.

F.	Insurance Policies.

Notwithstanding anything in this Plan to the contrary, all of the Debtor’s insurance policies and any agreements, documents or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtor shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

G.	Post-Petition Contracts and Leases.

All contracts, agreements, and leases that were entered into by the Debtor or assumed by the Debtor after the Petition Date shall be deemed assigned by that Debtor to the Reorganized Debtor on the Effective Date.

ARTICLE X.
EFFECTIVENESS OF THE PLAN

A.	Conditions Precedent to Effectiveness.

The Plan shall not become effective unless and until the Confirmation Date has occurred and the following conditions have been satisfied in full or waived in accordance with Article X.B:

1.     the Confirmation Order entered by the Court shall be in form and substance reasonably acceptable to the Debtor and the Majority Consenting Lenders;

2.     the Confirmation Order shall not have been stayed, modified, or vacated on appeal;

3.     the Definitive Documentation (as such term is defined in the Restructuring Support Agreement) shall be in form and substance reasonably acceptable to the Debtor and the Majority Consenting Lenders;

4.     all actions, documents, certificates, and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws;

5.     all authorizations, consents, and regulatory approvals required (if any) for the Plan’s effectiveness shall have been obtained;

6.     the Reorganized Debtor shall have executed the Exit Financing Facility Credit Agreement, and all conditions precedent to effectiveness of the Exit Financing Facility shall have been satisfied or waived;

7.     the Fee Claims Escrow Account shall be established and shall have been funded in full, in Cash in accordance with, and in the amounts required by, the Plan; and

8.     the Reorganized Debtor, Eagle Shipping International (USA) LLC, and Sophocles Zoullas each shall have executed the New CEO Employment Agreement.

B.	Waiver of Conditions Precedent to Effectiveness.

The Debtor, with the consent of the Majority Consenting Lenders (which consent shall not be unreasonably withheld, conditioned, or delayed), may waive conditions set forth in Article X.A above at any time without leave of or order of the Court and without any formal action.

C.	Effect of Failure of Conditions.

In the event that the Effective Date does not occur on or before sixty (60) days after the Confirmation Date, upon notification submitted by the Debtor to the Court: (i) the Confirmation Order may be vacated, (ii) no distributions under the Plan shall be made; (iii) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) the Debtor’s obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver, release, or discharge of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor unless extended by Court order.

D.	Vacatur of Confirmation Order.

If a Final Order denying confirmation of the Plan is entered, or if the Confirmation Order is vacated, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (i) constitute a waiver, release, or discharge of any Claims, Guarantee Claims, or Equity Interests; (ii) prejudice in any manner the rights of the holder of any Claim, Guarantee Claim, or Equity Interest; (iii) prejudice in any manner any right, remedy, or claim of the Debtor or the Non-Debtor Subsidiaries; or (iv) be deemed an admission against interest by the Debtor or the Non-Debtor Subsidiaries.

E.	Modification of the Plan.

Subject to the limitations contained in the Plan, and subject to the terms of the Restructuring Support Agreement, (i) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, the Debtor or the Reorganized Debtor, as the case may be, may, upon order of the Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code. Notwithstanding the foregoing, the Confirmation Order shall authorize the Debtor or the Reorganized Debtor, as the case may be, to make appropriate technical adjustments, remedy any defect or omission, or reconcile any inconsistencies in the Plan, the documents included in the Plan Supplement, any and all exhibits to the Plan, and/or the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided, however, that such action does not materially and adversely affect the treatment of holders of Allowed Claims or Equity Interests pursuant to the Plan.

F.	Revocation, Withdrawal, or Non-Consummation.

1.     Right to Revoke or Withdraw. The Debtor reserves the right to revoke or withdraw the Plan at any time before the Effective Date; provided, however, that this provision shall have no impact on the rights of the Consenting Lenders, as set forth in the Restructuring Support Agreement, in respect of any such revocation or withdrawal.

2.     Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtor revokes or withdraws the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), the assumption or rejection of Executory Contracts, Unexpired Leases or benefit plans effected by the Plan, any release, exculpation, or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims by or against or Equity Interests in the Debtor or any other Person, to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor, or to constitute an admission of any sort by the Debtor or any other Person.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtor, the Reorganized Debtor, and any and all holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor.

B.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of New York (without reference to the conflicts of laws provisions thereof that would require or permit the application of the law of another jurisdiction) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, unless otherwise specified.

C.	Filing or Execution of Additional Documents.

On or before the Effective Date or as soon thereafter as is practicable, the Debtor or the Reorganized Debtor shall (on terms materially consistent with the Plan) file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, which shall be in form and substance reasonably acceptable to the Majority Consenting Lenders.

D.	Term of Injunctions or Stays.

All injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

E.	Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any United States federal, state, local, or non-U.S. taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtor shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distribution pending receipt of information necessary or appropriate to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.

F.	Exemption From Transfer Taxes.

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, all transfers of property pursuant hereto, including (i) the issuance, transfer, or exchange under the Plan of New Eagle Common Stock, the New Eagle Equity Warrants, the New Eagle MIP Primary Equity, the New Eagle MIP Reserved Equity, the New Eagle MIP Options, and the security interests in favor of the lenders under the Exit Financing Facility, (ii) the making or assignment of any lease or sublease, or (iii) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan, shall not be subject to any stamp, conveyance, mortgage, sales or use, real estate transfer, recording, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

G.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. The documents contained in the Plan Supplement shall be available online at www.pacer.gov and www.eaglebulkrestructuring.com. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to counsel to the Debtor. The Debtor reserves the right, in accordance with the terms hereof, to modify, amend, supplement, restate, or withdraw any part of the Plan Supplement after they are filed and shall promptly make such changes available online at www.pacer.gov and www.eaglebulkrestructuring.com.

H.	Notices.

All notices, requests, and demands hereunder to be effective shall be made in writing or by e-mail, and unless otherwise expressly provided herein, shall be deemed to have been duly given when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed. Each of such notices shall be addressed as follows:

1.     To the Debtor: Eagle Bulk Shipping Inc., 477 Madison Avenue, New York, NY 10022, attention: Adir Katzav, Chief Financial Officer, Tel: (212) 785-2500, Fax (212) 785-3311, with a copy to (i) Milbank, Tweed, Hadley & McCloy LLP, 601 S. Figueroa St., 30th Floor, Los Angeles, CA 90017, attention: Paul S. Aronzon, Esq. and Haig M. Maghakian, Esq., Tel.: (213) 892-4000, Fax: (213) 629-5063, e-mail: paronzon@milbank.com, hmaghakian@milbank.com; and (ii) Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005, attention: Tyson M. Lomazow, Esq. and Matthew Brod, Esq., Tel.: (212) 530-5000, Fax: (212) 530-5219, e-mail: tlomazow@milbank.com, mbrod@milbank.com.

2.     To the Prepetition Credit Facility Agent: (i) if by mail to: Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, attention: Andrew N. Rosenberg, Esq. and Alice B. Eaton, Esq.; (ii) if by e-mail to: arosenberg@paulweiss.com, aeaton@paulweiss.com.

3.     To the U.S. Trustee: (i) if by mail to: 201 Varick Street, New York, NY 10014-4811, attention: Paul K. Schwartzberg, Esq. and Michael Driscoll, Esq., Tel.: (212) 510-0500, Fax: (212) 668-2255; (ii) if by e-mail to: Paul.Schwartzberg@usdoj.gov, Michael.Driscoll@usdoj.gov.

I.	Conflicts.

The terms of the Plan shall govern in the event of any inconsistency between the Plan and the Disclosure Statement. In the event of any inconsistency with the Plan and the Confirmation Order, the Confirmation Order shall govern with respect to such inconsistency.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Dated: August 6, 2014

EAGLE BULK SHIPPING INC.

By:	/s/ Adir Katzav
Name: Adir Katzav
Title: Chief Financial Officer